Exhibit 10.1
ADVANCE AT MIDDLEBROOK CROSSROADS, LLC
as Seller,
and
TERRENO REALTY LLC
as Purchaser.

AGREEMENT OF SALE

Premises: Middlebrook Crossroads, Bridgewater, New Jersey
Date: May 17, 2010

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LIST OF SCHEDULES

1(a)	Metes and Bounds Description of the Land
1(c)	Personal Property
3(f)	Auditor’s Representation Letter
4(a)	Loan Documents
5(a)	Title Exceptions
7(a)(1)	Deed
7(a)(2)	Affidavit of Title
7(a)(3)	Assignment and Assumption of Leases and Security Deposits
7(a)(4)	Assignment and Assumption of Operating Agreements
7(a)(5)	Bill of Sale and General Assignment
7(a)(6)	Tenant Notice Form
7(a)(7)	FIRPTA Certificate
7(a)(19)	Permits and Licenses
9(b)	Pending Leases/Extensions
9(g)(1)	Estoppel Certificate
9(g)(2)	Major Tenants
10(a)(8)	Rent Roll
10(a)(9)	Operating Agreements
10(a)(11)	Hosposable Products ISRA Matter

iii

     THIS AGREEMENT OF SALE (“Agreement”) is made this 17th day of May, 2010, between ADVANCE AT MIDDLEBROOK CROSSROADS, LLC (“Seller”), a New Jersey limited liability company having an office at 1430 State Highway 206, Suite 100, Bedminster, New Jersey 07921, and TERRENO REALTY LLC (“Purchaser”), a Delaware limited liability company, having an office at 16 Maiden Lane, Fifth Floor, San Francisco, CA 94108.
BACKGROUND
     Seller owns certain real property and improvements thereon located on Chimney Rock Road, Bridgewater, New Jersey, commonly known as Middlebrook Crossroads (excluding Building 16E). Seller and Purchaser desire to enter into this Agreement pursuant to which Seller agrees to sell and Purchaser agrees to acquire, all of Seller’s right, title and interest in Middlebrook Crossroads, as hereafter set forth.
     1. Agreement to Sell and Purchase.
     Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of Seller’s right, title and interest in and to the following, subject to the terms and conditions hereafter set forth (collectively, the “Property”):
          (a) the land described by metes and bounds in Schedule 1(a) (the “Land”);
          (b) all buildings and improvements on the Land, aggregating approximately 583,618 square feet of space (“Improvements”);
          (c) the fixtures, furnishings, equipment and other personal property (excluding cash), if any, owned by Seller, located in or on, and used exclusively in connection with the operation of, the Improvements, and identified on Schedule 1(c) (“Personal Property”);
          (d) any and all of Seller’s right, title and interest, as lessor, in and to the leases, licenses and occupancy agreements covering all or any portion of the Improvements (collectively the “Leases”), to the extent they are in effect at “Closing” (hereafter defined) including any Security Deposits (hereafter defined, whether in the form of cash or bonds) thereunder in Seller’s possession at Closing; and
          (e) any and all of Seller’s right, title and interest in and to any of the following existing at Closing:
               (1) all assignable contracts and agreements (collectively, the “Operating Agreements”) relating to the leasing, operation, maintenance or repair of the Improvements or Personal Property, excluding, however, the existing property management agreement with Advance Realty Management Inc.;
               (2) all assignable warranties and guaranties, if any remain in effect, issued to Seller in connection with the Improvements or the Personal Property;

               (3) all assignable permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Improvements, and
               (4) the non-exclusive use of the name “Middlebrook Crossroads” (the property described in this Section 1(e) being sometimes herein referred to collectively as the “Intangibles”).
     2. Purchase Price.
          The purchase price for the Property (the “Purchase Price”) is Twenty Eight Million Two Hundred Thousand Dollars ($28,200,000.00). The Purchase Price shall consist of the principal balance of the Loan (hereafter defined) as of Closing and the “Cash Portion” which is the amount by which the Purchase Price exceeds the principal balance of the Loan as of Closing. Purchaser shall pay the Purchase Price as follows:
          (a) Two Hundred Eighty Thousand Dollars ($280,000.00) (“Initial Deposit”) shall be paid one (1) business day after the execution and delivery of this Agreement, by payment by electronic wire transfer of immediately available funds to Escrow Agent (hereafter defined);
          (b) Two Hundred Twenty Thousand Dollars ($220,000.00; “Additional Deposit”; the Initial Deposit and Additional Deposit together are the “Deposit”) shall be paid within one (1) Business Day after the expiration of the Due Diligence Period, provided Purchaser has not terminated this Agreement by Purchaser’s Due Diligence Notice (as hereafter defined and provided), by payment by electronic wire transfer of immediately available funds to Escrow Agent. The Deposit and the interest accrued thereon shall be credited against the Purchase Price at Closing;
          (c) Purchaser agrees to acquire the Property subject to the Loan Documents (hereafter defined), and shall assume Seller’s obligations under the Loan Documents arising from and after the Closing pursuant to, and subject to the requirements of, Section 4. The outstanding principal balance of the Loan as of Closing shall be assumed by Purchaser and credited against the Purchase Price. Purchaser shall receive a credit against the Cash Portion equal to: (i) accrued and unpaid interest under the Loan Documents on the Closing, plus (ii) late charges and all other charges due on the Loan Documents on the Closing. Seller shall receive a credit and the Cash Portion shall be increased at Closing by the amount, if any, of interest paid for periods on and after the Closing and all funds escrowed on account of the Loan Documents for taxes, insurance, repairs, maintenance and for any other reason, if and to the extent such escrowed funds are assigned to Purchaser (provided that treatment of any escrow or reserve account holding the Award (as defined in Section 11(c) shall be governed by Section 11(c)); and
          (d) Purchaser shall pay the balance of the Cash Portion of the Purchase Price (taking into account a credit for the Deposit and the credits described in Subsection (c) above) in cash at Closing (“Closing Payment”) (as adjusted pursuant to Section 8 below) to Seller by electronic wire transfer to an escrow account designated by Escrow Agent.

     3. Due Diligence; Sale As-Is; Operating Agreements.
          (a) Purchaser shall have until 5:00 p.m. (Eastern time) on June 30, 2010 (“Due Diligence Period”) to make such inquiries and investigations as it desires, at its sole cost and expense, regarding the Property, subject to the terms and conditions hereafter set forth:
               (1) During the Due Diligence Period, Seller shall permit Purchaser and its agents and contractors access to the Property and Seller’s books and records regarding the Property, for the purpose of conducting Purchaser’s inquiries and investigations as provided in this Section 3. Purchaser shall also have the right to investigate all matters relating to the zoning, use and compliance with other applicable laws which relate to the use and occupancy of the Property. Seller shall reasonably cooperate with Purchaser at no material expense to Seller in completing such inspections and investigations. Such inspection rights shall extend to all of the following, if and to the extent in Seller’s possession or control: operating books of account, copies of all Leases and Operating Agreements, tenant files, rent rolls, operating statements, budgets, accounting support for bills, inventories of Personal Property, warranties, general ledgers, journals, vendor files, bank statements, invoices, operating manuals, maintenance records, utility bills, leasing floor plans, plans and specifications for each building, all Loan Documents (as defined below) and any and all certificates delivered to Lender (as defined below) and other files, reports, documents and correspondence pertaining to the Loan (including the items listed in Part II of Schedule 4(a)), all orders, correspondence, filings, petitions or other documents relating to the Chimney Rock Road Condemnation (as defined below), all contracts, files and correspondence relating to the Restoration Work (as defined below), copies of any structural, physical, geological, soils/geotechnical, environmental, traffic wetlands archaeological and similar third party consultant or engineering reports, studies and investigations, and any summaries of such items, and a copy of any existing surveys of the land and Improvements. Nothing herein shall require Seller to provide draft or internal reports, memoranda or assessments intended for internal purposes, confidential materials and materials protected by attorney-client privilege or other privilege, and nothing herein shall permit Purchaser or its agents to undertake any soil borings, water samplings or undertake any other intrusive physical investigations without Seller’s prior written consent, which may be withheld in Seller’s sole discretion. Access to the Property shall at all times be subject to the rights of tenants, undertaken with not less than 24 hours’ prior notice to Seller and with a representative of Seller present, if so requested by Seller. Seller’s agreement to deliver or make available to Purchaser due diligence materials shall be a continuing obligation but shall in no event extend the Due Diligence Period, and from and after the date hereof, and following the initial delivery of the due diligence materials, Seller will provide or make available to Purchaser copies of all material documents and information pertaining to the Property as described in this Section 3(a)(1), including without limitation documents and information pertaining to the Chimney Rock Road Condemnation and the Restoration Work, as and when received or prepared by Seller;
               (2) Purchaser shall be responsible to repair promptly any damage to the Property caused by any actions, investigations or inspections by Purchaser or any of its agents, and shall restore such damaged portion of the Property to substantially the same condition as existed immediately prior to such actions, investigations or inspections, at Purchaser’s sole cost and expense and without subjecting the Property to any contractors lien, which obligation shall survive termination of this Agreement;

               (3) Prior to any entry onto the Property by Purchaser or its agents, Purchaser shall procure and maintain, so long as this Agreement has not been terminated, at Purchaser’s sole cost and expense, a commercial general liability policy of insurance issued by an insurer authorized to do business in New Jersey reasonably approved by Seller with policy limits for Purchaser and its affiliates of no less than Two Million Dollars ($2,000,000.00), and for third party agents and consultants of no less than One Million Dollars ($1,000,000.00), combined single limit, insuring (on an occurrence basis) against injuries and damages to persons and property related to Purchaser’s and its agents’ activities on the Property, which policy must include a contractual liability endorsement evidencing coverage of Purchaser’s obligation to indemnify Seller as hereafter provided, with Seller named as an additional insured. Purchaser shall deliver to Seller proof of such coverage reasonably acceptable to Seller, prior to entry onto the Property by Purchaser or its agents. Purchaser shall indemnify, hold harmless and defend Seller, its affiliates, and their officers, directors, employees and agents from and against all suits, actions, proceedings, losses, damages, liens, expenses and costs, including without limitation, reasonable counsel fees (collectively “Claims and Damages”), arising out of or in any way related to Purchaser’s or any of its agent’s actions, investigations and inspections of the Property, excluding, however, any Claims and Damages (other than those arising out of a breach by Purchaser or anyone acting by, through or under Purchaser, of its obligations and covenants in Section 20(q)) arising out of (A) the mere discovery of an existing condition on or affecting any of the Property or (B) Purchaser’s discovery of any information potentially having a negative impact on Seller or the Property (including any claims arising out of, resulting from or incurred in connection with the discovery of any hazardous substances on or about the Property. Purchaser’s obligation to indemnify Seller as herein provided shall survive termination of this Agreement or Closing but shall terminate if a claim for indemnification has not been asserted against Purchaser on or before six (6) months after Closing;
               (4) Purchaser, in its sole discretion, may terminate this Agreement on or prior to the expiration of the Due Diligence Period, for any reason or for no reason, by notice to Seller (“Purchaser’s Due Diligence Notice”) on or before the expiration of the Due Diligence Period. Failure of Purchaser to deliver Purchaser’s Due Diligence Notice terminating the Agreement by the expiration of the Due Diligence Period shall constitute Purchaser’s conclusive and irrevocable election not to terminate this Agreement pursuant to this Section 3(a)(4) and waiver of any further right to terminate this Agreement pursuant to this Section 3(a)(4); and
               (5) If this Agreement is terminated as provided in Section 3(a)(4) or pursuant to any other provision of this Agreement, (i) Purchaser, at no cost or expense to Seller, shall deliver to Seller true and complete copies of the title commitment, survey and property condition reports prepared on behalf of Purchaser in relation to the Property during the Due Diligence Period all without any representation or warranty as to their completeness or accuracy, and Purchaser shall have no obligations to deliver to Seller any other reports, documents, memoranda or assessments with respect to the Property, and (ii) provided the termination is not pursuant to Section 13 or any other provision entitling Seller to retain the Deposit, the entire Deposit, with all accrued interest, shall be returned to Purchaser and thereafter this Agreement shall be null and void and of no further force and effect and neither party shall have any further liability to the other, except for Purchaser’s obligation to indemnify, hold harmless and defend Seller as provided in Section 3(a)(3) and any other obligation that expressly survives termination of this Agreement.

          (b) Purchaser, its affiliates, lenders, investors, employees, attorneys, accountants and its other professionals or agents have undertaken, and during the Due Diligence Period will undertake and complete, such investigations of the Property as Purchaser deems necessary or desirable to satisfy itself as to the condition of the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, except as otherwise expressly provided herein or as expressly provided in any documents delivered by Seller at Closing. Purchaser acknowledges and agrees:
               (1) Except as otherwise expressly provided in this Agreement or in the other documents delivered by Seller at Closing, the Property is being acquired “AS IS, WITH ALL FAULTS, KNOWN OR UNKNOWN” and in its present condition subject to reasonable wear and tear, casualty and condemnation between the date hereof and the Closing;
               (2) Upon Closing, Purchaser shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Purchaser’s investigations, and except in connection with any breach of Seller’s representations and warranties (subject to the limitations set forth herein), Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller (and the members, managers, officers, directors, shareholders, employees and agents of Seller and its affiliates) from and against any and all Claims and Damages of any and every kind or character, known or unknown, which Purchaser might assert or allege against Seller (and the members, managers, officers, directors, shareholders, employees, agents and attorneys of Seller and its affiliates) at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any applicable laws (including without limitation, Uniform Federal Accessibility Standards) and the presence of any hazardous or toxic substances, mold, fungi, chemicals or wastes in, on or under any portion of the Property, whether or not revealed to Purchaser by Seller or in the course of Purchaser’s inspections and investigations of the Property in connection with its due diligence, which waiver and release shall survive the Closing hereunder. Notwithstanding anything to the contrary contained in this Section 3(b)(2), Purchaser: (i) shall have the right to bring a contribution claim against Seller only by joining Seller in any action, including any administrative proceeding brought by a third party against Purchaser arising from the environmental condition of the Property prior to the date of the Closing, and in such case, Purchaser shall not be deemed to have released Seller from liability or waived its limited rights to recover Seller’s fair share of the liability if any, of Seller and Purchaser to the third party in connecting with Purchaser’s defense of such an action, and nothing herein shall be deemed a waiver of any defense or claim otherwise available to Seller in such an action and (ii) does not waive or release any of its rights to compel remediation or recover damages under ISRA (hereinafter defined) based on a failure of Seller or any tenant to comply with the requirements of ISRA but does waive and release any right to seek to void the sale or rescind the conveyance of title to the Property;
               (3) except as otherwise expressly provided herein or expressly provided in any documents delivered by Seller at Closing, Purchaser has not relied on any representations or warranties, and Seller has not made and is unwilling to make any representations or warranties, in either case express or implied as to the Property including, but not limited to (i) the real estate tax liability, assessment or valuation of the Property; (ii) the compliance of the Property with applicable building codes, rent control laws or zoning ordinances and the ability to obtain a variance in respect to any non compliance, if any, with said zoning ordinances; (iii) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Property from any source; (iv) the use of the Property, including but not limited to the conversion of the Property to cooperative or condominium form of ownership; (v) the condition and operating state of the Property including without limitation, any and all machinery, equipment or appliances on or in the Property, and the structural and physical condition of any improvements on the Property or their suitability for rehabilitation or renovation; (vi) the current or future income or expenses of the Property; (vii) the state of title to the Property; (viii) the presence or absence of violations of any statutes or laws or any federal, state, regional, county or municipal ordinances, regulations, orders or requirements; or (ix) the presence or absence in, on or under the Property of any hazardous or toxic substance, chemicals or wastes (including without limitation, mold, radon, asbestos or lead-based paint). Seller has not made, does not make and is unwilling to make any representations or warranties as to the condition, income, expenses, leases, tenants, use, operation, zoning or building code compliance, rent control compliance, presence or absence of any hazardous or toxic substances, chemicals or wastes (including asbestos, mold, radon and lead-based paint), or any other matter or thing affecting or relating to the Property or title thereto or the transactions contemplated hereby, except as otherwise expressly provided herein. Purchaser acknowledges and represents that no such representations or warranties have been made except as otherwise expressly provided herein. Purchaser is familiar with and experienced in the inspection, purchase and operation of warehouse/flex and mixed-use properties. Notwithstanding anything to the contrary in this Section 3(b)(3) or elsewhere in this Agreement, nothing shall prohibit Purchaser from bringing claims (subject to the limitations on such claims expressly set forth herein) against Seller for breach of the representations, warranties and covenants of Seller set forth in this Agreement or in the other documents delivered by Seller at Closing, which claims are hereby expressly reserved by Purchaser; and
               (4) The acceptance of the Deed (hereinafter defined) by Purchaser shall be deemed full compliance by Seller of all of Seller’s obligations under this Agreement except for those obligations of Seller which are specifically stated to survive Closing and those obligations of Seller set forth in Section 9.
          (c) Seller will terminate all Operating Agreements at Seller’s sole cost at or prior to Closing and will endeavor to make the terminations effective as of the Closing Date and, if and to the extent any Operating Agreement cannot be terminated as of the Closing Date, it will be terminated as of the earliest date that termination is permitted by such Operating Agreement. All Operating Agreements that cannot be terminated as of the Closing Date shall be assumed by Purchaser at Closing.
          (d) During the Due Diligence Period, Seller and Purchaser shall negotiate in good faith all terms and conditions of an easement to be reserved by Seller at Closing providing access between the land locked parcel of land lying to the east of the Property that is owned by an affiliate of Seller and an accessible public right of way adjoining the Property (“Reserved Access Easement”). Seller can elect at any time not to enter into the Reserved Access Easement.

          (e) Seller acknowledges and agrees that Purchaser will contact Seller’s managing agent to obtain copies of and to discuss any management and financial reports prepared for the Property and to discuss the operation of the Property. Seller also acknowledges and agrees that Purchaser will contact tenants at the Property and any municipal or governmental officials and utility or service providers concerning the Property. Purchaser agrees to give Seller reasonable prior notice of, and allow Seller the opportunity to have a representative present during, any such contacts. Without limiting the foregoing, Seller agrees that Purchaser may contact the real property assessor’s office for purpose of pursuing a change in the Property’s classification to “4B Industrial,” and Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s efforts in connection therewith.
          (f) Seller acknowledges that Purchaser must comply with certain acquisition audit or disclosure requirements pursuant to rules and regulations of the United States Security and Exchange Commission (“SEC”). Prior to the expiration of the Due Diligence Period, Purchaser shall, at its sole cost and expense, use commercially reasonable efforts to complete audits of the Property. At no cost to Seller, Seller shall cooperate in good faith to assist Purchaser in Purchaser ‘s obtaining (at Purchaser ‘s sole cost and expense) audited financial statements for the Property (the “Audited Financial Statements”) and unaudited financial statements for the interim period since the date of the Audited Financial Statements (the “Interim Financial Statements”), which Audited Financial Statements and Interim Financial Statements shall be prepared in compliance with Rule 3-14 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”). Such cooperation by Seller shall include the execution by Seller of a so-called “auditor’s representation letter” in the form attached hereto as Schedule 3(f) for the benefit of the preparer of the Audited Financial Statements and Interim Financial Statements; provided, however, in no event shall the delivery of any such “auditor’s representation letter” be deemed to subject Seller or any of its affiliates or their respective partners, members, managers, shareholders, officers, directors, trustees, beneficiaries, employees or agents to any liability under the Securities Act as an “issuer,” “underwriter” or “expert.” This provision will survive Closing.
     4. Mortgage Assumption.
          (a) Subject to the terms and conditions hereafter set forth, it is a condition to Seller’s and Purchaser’s obligation to complete the Closing that (i) Thrivent Financial For Lutherans (“Lender”) consents to the transfer of title to the Property to Purchaser and Purchaser’s assumption of the loan from Seller to Lender, in the original principal amount of Seventeen Million Three Hundred Fifty Thousand Dollars ($17,350,000.00) (the “Loan”), which Loan was evidenced by that certain Promissory Note dated November 30, 2005 granted by Seller to Lender (the “Promissory Note”), secured by that certain Mortgage and Security Agreement and Fixture Financing Statement, dated November 30, 2005, recorded December 6, 2005 in Mortgage Book 5835, page 2330 (the “Mortgage”) and evidenced and secured by other collateral assignments and security documents and other loan documents which are all described on Schedule 4(a) attached hereto (the Promissory Note, Mortgage and other loan documents are hereinafter referred to as the “Loan Documents”), and (ii) Lender agrees:
               (1) on terms reasonably acceptable to Seller, to release Seller and all guarantors, if any, of the Loan Documents from all of its and their obligations with regard to the

Loan Documents, including without limitation, liability under all environmental indemnification agreements and other loan documents executed in connection with the Loan, which obligations arise from and after the Closing Date;
               (2) to modify the Loan Documents so that the Loan is not cross defaulted or cross collateralized with either or both of the loans (collectively, the “Maryland Loan”) from Lender to Bedminster Capital Funding Professional Place, L.L.C. and from Lender to Bedminister Capital Funding Professional Place, L.L.C. (collectively, “Maryland Borrower”), which Maryland Loan is secured by mortgages or deeds of trust on properties in Landover, Maryland and Lanham, Maryland;
               (3) not to require pay down of the Maryland Loan by more than $8 million or require Seller or the Maryland Loan Borrower to cause additional collateral to be posted for payment of the Maryland Loan;
               (4) not to require any modifications of the Maryland Loan (other than as set forth in clauses (2) and (3) hereof) that are not acceptable to Seller or the Maryland Loan Borrower, in their sole discretion, and
               (5) to allow the Loan to be assumed on terms reasonably acceptable to Purchaser to effectuate the valid assignment of the Loan Documents to Purchaser and Purchaser’s valid and binding assumption of the Loan and the Loan Documents. Terms for assumption of the Loan shall be reasonably acceptable to Purchaser provided that (A) none of the economic or other material terms of the Loan Documents (other than permitted transfer provisions and those relating to the Maryland Loan) are materially adversely changed by Lender, unless such change is satisfactory to Purchaser in Purchaser’s sole discretion, and (B) Lender agrees to modify the permitted transfer provisions in the Loan Documents in a manner reasonably acceptable to Purchaser to reflect Purchaser’s ownership structure.
The agreement of Lender to allow the Loan and the Loan Documents to be assumed on the terms and conditions above set forth is referred to as the “Lender’s Consent”. Seller shall have the right to waive all or any of the terms and conditions in Section 4(a)(ii)(1), (3) and (4), in its sole discretion by notice to Purchaser not later than three (3) business days after receipt of a Lender’s Rejection (as hereafter defined). Purchaser shall have the right to waive the terms and conditions in Section 4(a)(ii)(5) in its sole discretion by notice to Seller not later than three (3) business days after receipt of a Lender’s Rejection. If the waiver of the foregoing conditions would cause a Lender’s Rejection to become a Lender’s Consent, and if the foregoing conditions are waived by Seller and Purchaser, as the case may be, within the time herein provided, then the Lender’s Rejection shall be deemed to be a Lender’s Consent. In no event shall the parties have the right to waive the terms and conditions in Section 4(a)(ii)(2).
          (b) Seller shall use its best efforts to obtain the Lender’s Consent and to cause the satisfaction of any conditions thereto that are within Seller’s reasonable control to satisfy, including without limitation endeavoring to obtain estoppel certificates and/or subordination, non-disturbance and attornment agreements from tenants in form reasonably satisfactory to Lender (and in furtherance thereof shall submit to Lender for review and comment the forms of estoppel certificates to be requested from tenants pursuant to Section 9(g)) and to cause the Title

Company to issue any endorsements to Lender’s title policy required by Lender. Purchaser, within five (5) days from the request of Seller, shall provide all requested information and/or documentation to Seller (including, but not limited to, financial information) and, to the extent requested by Seller, complete all forms and applications required by Lender (and/or its servicer and/or special servicer) in connection with obtaining the Lender’s Consent. Seller agrees to submit same and all other required information to Lender promptly upon receipt from Purchaser. Upon request by Seller, Purchaser shall promptly deliver to Seller any documentation and/or information thereafter required by the Lender, its servicer and/or special servicer in order to process such request.
          (c) Purchaser shall use its best efforts to cooperate with Seller to diligently procure the Lender’s Consent. Purchaser agrees: (i) if required by Lender, Purchaser shall form an appropriate entity or entities to acquire the Property or ownership of the Purchaser, or both, to comply with the terms of the Loan Documents, and the ownership structure of such entities shall be in accordance with Lender’s requirements; (ii) to take all reasonable actions as shall be required by Lender to effectuate the substitution of qualified and credit worth parties acceptable to Lender (which shall in no event be officers or employees of Purchaser or other individual persons) to assume certain recourse obligations (including, without limitation, obligations related to non-recourse carve-out provisions and environmental indemnifications) under the Loan Documents (“Substitute Guarantor”), provided that the scope of such recourse obligations and the liability of the Substitute Guarantor therefor shall be no different from that which is provided under the existing Loan Documents, and (iii) to execute, and to cause the Substitute Guarantor to execute, such assignments, assumptions and other agreements and documents as may be required by Lender in connection with the application for Lender’s Consent and, if such Consent is obtained, assumption of the Loan Documents (“Loan Assumption Documents”), provided that (A) none of the economic or other material terms of the Loan Documents (other than permitted transfer provisions and those relating to the Maryland Loan) are changed by Lender, unless such change is satisfactory to Purchaser in Purchaser’s sole discretion, and (B) Lender agrees to modifications of the permitted transfer provision in the Loan Documents to reflect Purchaser’s ownership structure.
          (d) “Best efforts,” as used in this Section 4, shall not require a party to commence legal proceedings or pay any moneys other than Lender’s ordinary and customary application fees and ancillary fees, which shall be paid by Seller in accordance with Section 4(f).
          (e) At Seller’s option, in its sole discretion, and subject to any required consent of Lender, all funds escrowed on account of the Loan for taxes, insurance, repairs, maintenance and for any other reason, may be assigned to Purchaser, and if assigned shall be subject to Section 2(b); if not assigned, Seller shall be entitled to receive and retain all such escrowed funds from the Lender and Purchaser shall deposit with Lender all amounts required to be held in escrow in connection with the Loan. Notwithstanding the foregoing, any escrow or reserve account holding the Award shall be governed by Section 11(c).
          (f) Seller shall pay all application, administrative, transfer and other fees and charges imposed by Lender or its legal counsel in connection with application for and granting of Lender’s Consent and all other costs incurred by Lender and required to be reimbursed in connection with the Loan assumption, including the costs of any endorsements to Lender’s title policy (all such fees and charges are hereinafter referred to as the “Lender’s Fees”). Seller and Purchaser each shall pay their own legal fees and expenses.
          (g) Seller will keep Purchaser reasonably apprised of the status of its applications for Lender’s Consent, and Seller agrees that Purchaser may negotiate those terms of the Loan Assumption Documents solely affecting Purchaser directly with Lender. Notice from Lender to Seller that it will not allow the Loan to be assumed or that it will allow the Loan to be assumed but in a manner not constituting a Lender Consent as defined in this Agreement is referred to herein as a “Lender’s Rejection”. Seller shall promptly notify Purchaser of a Lender’s Rejection.
          (h) If the Lender’s Consent is not received on or before the date which is five (5) days prior to the initially scheduled Closing Date (“Lender Consent Deadline”), and provided a Lender’s Rejection has not been received, then Seller and Purchaser shall each have the right, by notice to the other party on or before the original Lender Consent Deadline, to extend the Lender Consent Deadline (and the scheduled Closing Date) by thirty (30) days. Each party shall have the further right to extend the scheduled Closing Date by up to thirty (30) days after receipt of Lender’s Consent if needed in order to satisfy the conditions of the Lender’s Consent. Subject to Section 4(i) below, if the Lender’s Consent is not obtained by the Lender Consent Deadline (as same may be extended), unless otherwise agreed to in writing by Purchaser and Seller, this Agreement shall terminate, in which event Purchaser shall be entitled to a refund of the Deposit, together with any accrued interest thereon in accordance Section 3(a)(5). Upon receipt of a Lender’s Rejection (and provided it has not become a Lender’s Consent by virtue of Seller’s or Purchaser’s, or both Seller’s and Purchaser’s, waiver of certain terms and conditions as provided in Section 4(a)), subject to Section 4(i) below, this Agreement shall terminate in which event Purchaser shall be entitled to a refund of the Deposit, together with any accrued interest thereon in accordance Section 3(a)(5). If this Agreement is terminated because a Lender’s Consent was obtained in all respects but for the Lender’s requirement that there be modifications of the Maryland Loan that are not acceptable to Seller or the Maryland Loan Borrower, then Seller will reimburse Purchaser’s actual, documented out-of-pocket fees and expenses incurred after execution of this Agreement for Purchaser’s investigations and inspections under Section 3(a) of this Agreement during the Due Diligence Period, not to exceed $50,000.00.
          (i) Should Lender issue a Lender’s Rejection or not issue a Lender’s Consent within the time provided in this Agreement, the parties may but shall be under no obligation to negotiate terms and conditions pursuant to which the Loan shall be paid and discharged as a lien against the Property and Closing shall proceed, subject to all other terms and conditions in this Agreement. Notwithstanding the immediately preceding sentence, if Purchaser, by notice not later than five (5) business days after the Lender Consent Deadline or after Lender issues a Lender’s Rejection, elects, in its sole discretion and without any obligation to do so, to acquire the Property without assuming the Loan and agrees to pay any and all prepayment, yield maintenance, defeasance or other similar charges directly related to the prepayment of the loan (i.e., excluding any amounts attributable to causing the Maryland Loan and the Loan to no longer be cross-defaulted or cross-collateralized) (collectively, “Defeasance Charges”), without credit against the Purchase Price or claim against Seller and without utilizing any funds being held in escrow by Lender (all such escrowed funds shall remain the property of and be remitted to

Seller), and provided neither Seller nor the Maryland Loan Borrower will be required to pay the Maryland Loan in whole or in part or provide additional collateral for the Maryland Loan as a result of Purchaser’s election to pay the Loan, and neither Seller’s nor the Maryland Loan Borrower’s obligations and liabilities under the Maryland Loan will be affected by Purchaser’s election to pay the Loan, in Seller’s reasonable judgment, then Seller and Purchaser shall proceed with Closing on the tenth (10th) business day after Purchaser’s notice as provided in this sentence (subject to extension as elsewhere provided in this Agreement and provided that all other conditions precedent to Closing have been satisfied or waived), in which case the Cash Portion shall be $28,200,000.00, Purchaser shall pay the Defeasance Charges without credit against the Purchase Price, the Loan (excluding the Defeasance Charges) shall be paid utilizing the Cash Portion, and the liens of the Mortgage and other Loan Documents shall be removed.
     5. Title.
          (a) Unless waived by Purchaser and subject to the terms and conditions in this Section 5, it is a condition precedent to Purchaser’s obligation to complete Closing that, as of Closing, the Title Company (hereafter defined) or if the Title Company will not do so, any other major title insurer, insures Purchaser’s title to the Property pursuant to an ALTA 2006 Owner’s Title Policy identifying Purchaser as the named insured, with coverage in the amount of the Purchase Price, subject only to the Permitted Exceptions (hereafter defined) and containing such endorsements as Purchaser may reasonably require, that can be issued in New Jersey and that Purchaser has requested and that the Title Company has committed to issue during the Due Diligence Period (“Title Policy”). Those exceptions noted on Schedule 5(a) annexed hereto and any matters waived by Purchaser in accordance with this Section 5 are collectively, “Permitted Exceptions”.
          (b) Within two (2) business days after the date of this Agreement, Purchaser shall order a title commitment (the “Title Commitment”) from First American Title Insurance Company (“Title Company”) through its agent, US Title Solutions, and may order a survey of the Property at Purchaser’s sole cost. Purchaser shall notify Seller of Purchaser’s objections to title including matters based on a survey of the Property, excluding any Permitted Exceptions listed on Schedule 5(a) (“Title Objections”) not later than the expiration of the Due Diligence Period (“Title Objection Deadline”). If Purchaser fails to notify Seller of Title Objections by the Title Objection Deadline, Purchaser shall be deemed to have waived its right to assert Title Objections. Notwithstanding anything to the contrary in the immediately preceding sentence, if Purchaser obtains a supplement or update to its Title Commitment which indicates any new defects in title and/or survey, Purchaser shall have the right to supplement the Title Objections within five (5) days of receipt of such supplement or update and the provisions of this Section 5(b) shall apply to any new defects or encumbrances of title.
          (c) Not later than three (3) business days after Purchaser’s notice of Title Objections, Seller will notify Purchaser in writing whether or not Seller will remove the Title Objections. If Seller notifies Purchaser that Seller will not or cannot remove Title Objections (nothing contained herein shall obligate Seller to remove any Title Objections), then the Title Objections shall become Permitted Exceptions, without abatement in the Purchase Price or claim against Seller, unless Purchaser notifies Seller of its election to terminate this Agreement within five (5) days after Purchaser’s receipt of Seller’s notice that Seller will not or cannot remove the Title Objection.
          (d) If Seller elects to remove Title Objections, then at Seller’s option the Closing Date will be extended for the time reasonably required to enable Seller to remove Title Objections, provided, that, in no event shall the Closing be extended pursuant to this Section 5(d) for more than thirty (30) days.
          (e) Notwithstanding anything to the contrary herein, all Monetary Liens (hereafter defined) shall be removed by Seller at or prior to Closing, excluding the lien for taxes and assessments not due and payable as of the Closing, the Mortgage and other Loan Documents and any lien or encumbrance caused by Purchaser or its agent. At Seller’s option, Monetary Liens, provided that they do not exceed $100,000 in the aggregate, shall be deemed to have been removed if payment is bonded or if the Title Company is willing to insure Purchaser against loss by reason thereof, based on Seller’s bond, indemnity, escrow or other acceptable arrangement. “Monetary Liens” mean all judgments, mortgages, UCC-1 financing statements, collateral assignments of rents and leases, contractor’s liens, past due real estate taxes and other governmental assessments (except as excluded above) and penalties and fines which constitute liens against the Property.
          (f) In no event shall Seller be liable to Purchaser for damages if Seller is unable or unwilling to cure any title objections as provided herein, any right to claim such damages being expressly waived by Purchaser, except if (i) the creation of any title objection is a default by Seller pursuant to Section 9(d) hereof or (ii) Seller fails to cure a Title Objection that it has agreed to cure pursuant to Section 5(c).
     6. Closing.
          (a) The closing of the transaction hereunder (the “Closing”) shall occur at the offices of Seller’s counsel, Gibbons P.C., One Gateway Center, Newark, New Jersey 07102 at 10 o’clock a.m. (Eastern Time) ten (10) business days following (and excluding) the last day of the Due Diligence Period but in no event until two (2) business days after delivery of all Seller’s closing documents into escrow and satisfaction of all conditions precedent to Closing, unless the Closing is adjourned as and when permitted in accordance with the express provisions of this Agreement including without limitation, Section 4(h) (such date of the Closing, as the same may be adjourned as provided above, being herein referred to as the “Closing Date”). In lieu of an in-person Closing, Seller and Purchaser may agree to complete Closing by depositing all funds and documents with Escrow Agent, pursuant to mutually acceptable escrow instructions. Notwithstanding anything to the contrary contained in this Section 6(a), if as the scheduled date of the Closing Seller has not obtained the required ISRA Approvals as required pursuant to Section 9(e) hereof or the Acceptable Estoppel Certificates from the Required Tenants as provided in Section 9(g) hereof, then the Closing shall be adjourned for a period not to exceed forty five (45) to allow Seller to obtain the necessary ISRA Approvals and the Acceptable Estoppel Certificates, provided that in no event shall Seller have the right under this Section 6(a) to extend the Closing beyond the date, if any on which the Lender’s Consent shall expire. If the Closing is adjourned pursuant to the immediately preceding sentence, then the Closing shall occur five (5) days after the date Seller has delivered to Purchaser all of the ISRA Approvals and Acceptable Estoppel Certificates.
          (b) Seller’s obligation to consummate the transaction contemplated by this Agreement on the Closing Date shall be subject to the satisfaction or performance of the following terms and conditions, any one or more of which may be waived by Seller in its sole discretion, in whole in part, on or as of the Closing Date as such may be extended in accordance herewith (except regarding Subsection (3) below which must be satisfied or waived by Seller on or before the Lender Consent Deadline):
               (1) Purchaser shall have paid the Closing Payment, delivered all of the documents and other items required pursuant to Sections 7(b) and 7(c) and shall not be in default of any of its material obligations hereunder beyond any applicable notice and grace period;
               (2) All of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct at and as of the Closing Date in all material respects as though such representations and warranties were made at and as of the Closing Date; and
               (3) On or before the Lender Consent Deadline, the Lender’s Consent shall have been received.
          (c) Purchaser’s obligation to consummate the transaction contemplated by this Agreement on the Closing Date shall be subject to the satisfaction or performance of the following terms and conditions, any one or more of which may be waived by Purchaser in its sole discretion, in whole in part, on or as of the Closing Date as such may be extended in accordance herewith (except regarding Subsection 6(c)(3) below which must be satisfied or waived by Purchaser on or before the Lender Consent Deadline):
               (1) Seller shall have delivered all of the documents and other items required pursuant to Sections 7(a) and 7(c) and shall not be in default of any of its material obligations hereunder beyond any applicable notice and grace period;
               (2) All of the representations and warranties of Seller set forth in this Agreement shall be true and correct at and as of the Closing Date in all material respects as though such representations and warranties were made at and as of the Closing Date;
               (3) On or before the Lender Consent Deadline, the Lender Consent shall have been received;
               (4) Seller shall have delivered to Purchaser Acceptable Estoppel Certificates from the Required Tenants as provided in Section 9(g);
               (5) The Rent Roll (as hereinafter defined) as of the Closing Date shall be the same as the Rent Roll attached hereto as Schedule 10(a)(8) except for changes permitted by the terms of this Agreement, changes in rent as provided by the Leases, scheduled lease expirations and decreases in rent receipts due to delayed tenant payments or non-payments, provided, that such delayed payments (i) do not account for more than three percent (3%) of the total monthly rent receipts, and (ii) are not in arrears for more than thirty (30) days; and

               (6) Subject to the provisions of Section 5, the Title Company shall be unconditionally and irrevocably committed to issue the Title Policy, subject only to payment of its regularly scheduled premium.
     7. Closing Documents and Certain Payments. Without limiting any other provisions of this Agreement:
          (a) Seller shall deliver the following to Purchaser on or before Closing:
               (1) Bargain and Sale Deed with covenants against Grantor’s Acts (“Deed”), duly executed and acknowledged, conveying title to the Property, in the form annexed as Schedule 7(a)(1);
               (2) Affidavit of Title, duly executed and acknowledged, in the form annexed as Schedule 7(a)(2);
               (3) Assignment and Assumption of Leases, Security Deposits and Bonds in lieu of Security Deposits (“Lease Assignment and Assumption”), duly executed, in the form annexed as Schedule 7(a)(3);
               (4) Assignment and Assumption of Operating Agreements, duly executed, in the form annexed as Schedule 7(a)(4) regarding those Operating Agreement, if any, that are not terminated at or before the Closing;
               (5) Bill of Sale and General Assignment, duly executed, in the form annexed as Schedule 7(a)(5);
               (6) A notice to the tenants substantially in the form annexed as Schedule 7(a)(6), advising them of the sale of the Property, assignment of lease and Security Deposits, providing the name and address of the Purchaser or its agent and the location to which rent shall be paid, and such other information reasonably requested by Purchaser at least five (5) business days prior to Closing;
               (7) A FIRPTA certificate duly executed in the form annexed as Schedule 7(a)(7);
               (8) Original executed copies (or, if no originals are available, duplicate copies) of all Leases and Operating Agreements and all other records and files relating to the current leasing, operation and maintenance of the Property;
               (9) As-built architectural and engineering drawings, utilities layout plans, topographical plans and the like used in the construction of the buildings, structures and other improvements on the Property in Seller’s or its agents’ or affiliates’ possession, without warranty or representation.

               (10) The original of any letter of credit or bonds then held by Seller as security for the performance of the obligations of any tenant under the Leases, together with any documents which may be required pursuant to the applicable letter of credit or bond to effectuate a transfer of the letter of credit or bond to Purchaser. If Seller is unable to transfer any such letter of credit as provided in this Section 7(a)(10) at or prior to Closing, (A) Seller shall cooperate with Purchaser in arranging for the assignment to Purchaser of the beneficiary’s interest under such letter of credit or issuance of a new letter of credit to Purchaser promptly following the Closing, and (b) if requested by Purchaser and to the extent Purchaser has not been made a beneficiary under any such existing or new letter of credit, upon the default by a tenant under its Lease, Seller shall present such letter of credit for payment and Purchaser shall indemnify Seller for, and hold Seller harmless against, any and all loss, liability, costs or expenses (including reasonable attorneys’ fees and disbursements) incurred in connection such presentment. The foregoing (other than Purchaser’s indemnification obligations) shall be at no cost or expense to Purchaser. This Section 7(a)(10) shall survive the Closing;
               (11) A schedule of all security deposits, bonds and Letters of Credit in lieu of cash security deposits actually received by Seller pursuant to the Leases (collectively, the “Security Deposits”);
               (12) An updated “Rent Roll” (as defined in Section 10(a)(8)) setting forth all arrears in rents from current tenants and all prepayments of rents as of the Closing Date;
               (13) Evidence of the authority of Seller to enter into the transaction evidenced by this Agreement and the due authorization of the persons executing and delivering the Closing documents on behalf of Seller;
               (14) A settlement statement reflecting moneys disbursed and Closing prorations and adjustments executed by Seller (the “Closing Statement”);
               (15) Any other document required to be delivered or payment required to be made at the Closing hereunder pursuant to the provisions of this Agreement;
               (16) Such instruments, agreements or other documents as may be necessary (provided the same do not, singly or in the aggregate, materially increase Seller’s liabilities or decrease Seller’ rights as a consequence of the transactions contemplated hereunder) or convenient in order to effectuate any of the provisions of this Agreement, or as reasonably requested by Purchaser or the Title Company to consummate the transaction contemplated herein, or to confirm any of the provisions of this Agreement;
               (17) A certificate, dated as of the date of Closing and duly executed, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing;
               (18) All keys, master keys to all locks at the Property which are in the possession or control of Seller;

               (19) All originals of certificates of occupancy, licenses, permits, authorizations, consents and approvals with respect to the Property in the possession or control of Seller listed in Schedule 7(a)(19);
               (20) The original tax bills for the Property;
               (21) If any tenant on the Property is an “industrial establishment” in accordance with New Jersey Industrial Site Recovery Act, NJSA 13:1K-6 et seq. and the regulations promulgated pursuant thereto (collectively “ISRA”), Seller shall cause each such tenant to deliver to Purchaser an ISRA Approval as described in Section 9(e) and copies of all applications, documents and correspondence submitted to NJDEP in connection therewith and all correspondence received by each such tenant in connection therewith; and
               (22) The Reserved Access Easement.
          (b) Purchaser shall deliver the following to Seller on or before Closing:
               (1) The payment required under the provisions of Section 2 of this Agreement in order to satisfy in full Purchaser’s obligation to pay the Purchase Price;
               (2) The Lease Assignment and Assumption, duly executed, in the form annexed as Schedule 7(a)(3);
               (3) Assignment and Assumption of Operating Agreements, duly executed, in the form annexed as Schedule 7(a)(4);
               (4) The Closing Statement duly executed;
               (5) Evidence of the authority of Purchaser to enter into the transaction evidenced by this Agreement, including the assumption of the Loan and the Loan Documents by Purchaser, and the due authorization of the persons executing and delivering the Closing documents on behalf of Purchaser;
               (6) Any other document required to be delivered or payment required to be made at the Closing hereunder pursuant to the provisions of this Agreement;
               (7) Such instruments, agreements or other documents as may be necessary or convenient in order to effectuate any of the provisions of this Agreement, or requested by Seller or the Title Company to consummate the transactions contemplated herein, or to confirm any of the provisions of this Agreement;
               (8) A certificate dated as of the Closing Date, duly executed, stating that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the Closing; and
               (9) The Reserved Access Easement.
          (c) Subject to the provisions of Section 4, Purchaser and Seller each, as applicable, shall execute and deliver (and, as necessary, shall cause any Substitute Guarantor and any existing guarantor, respectively, to execute and deliver) the Loan Assumption Documents to Lender at or before Closing, and Lender shall have executed and delivered the Loan Assumption Documents, as applicable, to Purchaser and Seller, at or before Closing, and all conditions stated therein to be satisfied on or prior to Closing as a requirement of Lender’s Consent, including without limitation delivery of required estoppel certificates, if any, and/or subordination, non-disturbance and attornment agreements, if any, from tenants and issuance of any required endorsements to Lender’s title policy, shall be satisfied.
          (d) Purchaser shall be entitled to possession of the Property, subject to the Permitted Exceptions and rights of all tenants, solely as tenants, upon completion of Closing.
          (e) All documents or other deliveries required to be made by Purchaser or Seller at or prior to the Closing, and all transactions required to be consummated concurrently with the Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.
          8. Closing Adjustments; Transaction Costs.
          (a) Provided that Seller has physically received the Deposit and Closing Payment no later than 5:00 p.m. (Eastern Time) on the Closing Date, the following items are to be prorated or credited (as appropriate) as of 11:59 p.m. on the day immediately preceding the Closing Date, it being understood that for purposes of prorations, Purchaser shall be deemed the owner of the Property on the Closing Date and therefore entitled to all revenues and responsible for all expenses for the entire date of Closing, provided that if Seller has not received said funds as of the time described above, for purposes of prorations Seller shall be deemed the owner of the Property on the Closing Date and Purchaser shall be deemed the owner of the Property as of the date following the Closing Date:
               (1) Rents and other charges payable by tenants, subject to the provisions of Section 8(d);
               (2) Real estate taxes, disregarding any penalty and on the basis of the fiscal year for which assessed; provided, however, that if the Closing shall occur before the tax rate is fixed, then the apportionment of real estate taxes shall be upon the basis of the tax rate theretofore in effect applied to the latest assessed valuation;
               (3) Water and sewer rents or charges disregarding any penalty and on the basis of the fiscal year for which assessed, subject to the provisions of Section 8(c) below;
               (4) Utilities (such as fuel), if any, as estimated by Seller’s utility suppliers, valued at Seller’s cost therefor, including any applicable taxes;
               (5) Supplies, if any, which Purchaser is willing to accept in unopened containers valued at Seller’s cost therefor, including any applicable taxes;

               (6) Charges under and pursuant to the Operating Agreements not terminated as of Closing;
               (7) Interest and other charges payable under the Loan Documents shall be allocated as provided in Section 2(c), and
               (8) Any other item of income and operating expense which is customarily the subject of proration at closing in connection with the transfer of income producing properties similar to the Property within the geographic area of the Property.
          (b) If there are any assessments against the Property on the Closing Date, Seller shall pay same if the work giving rise to the assessment was commenced prior to the date first set forth in this Agreement, but if the work giving rise to the assessment was commenced subsequent to the date first set forth in this Agreement, such assessment shall be paid by Purchaser. Purchaser shall assume in writing all obligations and liabilities with respect to any pending special assessments for work that has been ordered by the local jurisdiction but has not yet been completed.
          (c) Seller shall furnish a reading of the water and electric meters on the Property to a date not more than five (5) days prior to the Closing and, except as set forth below, the unfixed meter charge and the unfixed sewer rent, if any, based thereon, for the intervening time shall be apportioned on the basis of such last reading.
          (d) (1) Supplementing the provisions of Section 8(a)(1) above, rent, utility and all other sums which are due and payable by any tenant but uncollected as of the Closing (collectively, “Delinquent Amounts”) shall be prorated as provided in Section 8(a) but shall not be paid or credited until such time, if any, as they are actually collected. At Closing, Seller shall deliver to Purchaser a schedule of all such Delinquent Amounts. If any Delinquent Amounts are inadvertently omitted from such schedule, Seller will not be deemed to have waived its rights to collect such Delinquent Amounts as provided herein. Purchaser shall include such Delinquent Amounts in the first bills thereafter submitted to the tenants in questions after the Closing, and shall continue to do so thereafter unless the subject tenant, prior thereto, ceases to be a tenant of the Property. Purchaser shall promptly remit to Seller any such Delinquent Amounts paid by tenants to the extent attributable to the period prior to the Closing. Notwithstanding anything to the contrary in this Agreement, all amounts received from tenants from and after the Closing Date shall be first applied to any monthly rent and charges owed to Purchaser from and after the Closing Date, and any balance shall then be applied to the most recent arrearage
               (2) Without limiting the provisions of Sections 8(a) and (d)(1) above, Seller hereby reserves its right to any rents or other sums due from tenants under any of the Leases for any period prior to the Closing and reserves the right to bring legal proceedings directly against tenants for collection of any sums due Seller from such tenants (without seeking eviction of any tenant).
               (3) If Purchaser or its property manager receives any rents or other sums from any tenant to which Seller shall be entitled under this Section 8 then Purchaser shall hold the same in trust for the benefit of Seller and promptly remit the same to Seller. If Seller or its property manager receives any rents or other sums following Closing to which Purchaser shall be entitled under this Section 8 then Seller shall hold the same in trust for the benefit of Purchaser and promptly remit the same to Purchaser.
               (4) Real estate tax payments, common area maintenance charges, operating cost pass throughs, additional rentals and other retroactive rental escalations, sums or charges payable by tenants (collectively, “Retroactive Charges”) shall be prorated and adjusted as hereafter provided. If there are any Retroactive Charges which are calculated at the end of a calendar or fiscal year, or at the end of some other measuring period (for example, percentage rentals), then the Retroactive Charges due and payable for all measuring periods which expired before Closing shall be and remain the property of Seller and if unpaid as of Closing shall be treated as Delinquent Amounts as above provided in Section 8(d)(1). If there are any Retroactive Charges which are calculated at the end of a calendar or fiscal year, or at the end of some other measuring period, and if the termination of the relevant measuring period does not coincide with the Closing, then Retroactive Charges for the measuring period which began before Closing and ends after Closing (the “Current Measuring Period”) shall be adjusted as soon as reasonably practicable after the Current Measuring Period ends, and in all events within 60 days after the end of the Current Measuring Period. Seller shall be entitled to a percentage of Retroactive Charges (“Seller’s Portion”) equal to the percentage of the Current Measuring Period that expired as of Closing and Purchaser shall be entitled to the balance of the Retroactive Charges for the Current Measuring Period (“Purchaser’s Portion”). If Purchaser receives payment after Closing which includes Seller’s Portion of Retroactive Charges, in whole or in part, or should Seller receive payment including Purchaser’s Portion, in whole or in part, such funds shall be deemed to be held in trust for the other party and the recipient shall notify the other party as soon as possible upon receipt of payment and shall remit such Portion to the other party within ten (10) days after it is received. Seller shall remain liable for any amounts owed to tenants on account of reconciliation of any Retroactive Charges with respect to any calendar year or fiscal year prior to Closing or for Seller’s Portion of any such amounts owed to tenant’s in the Current Measuring Period, which obligation shall survive the Closing. To the extent possible, Seller will be responsible for administering, and in all cases will be given notice of and the right to participate in, any audit by a tenant of Retroactive Charges.
          (e) Each party shall pay its own attorney’s fees, paraprofessional fees and any other costs, expenses or charges associated with the transactions contemplated hereunder, except as expressly set forth in this Agreement. Seller shall pay transfer tax, Lender’s charges for assumption of the Loan and the Loan Documents as described in Section 4(f) and the costs of curing any Title Objections that Seller elects to cure under Section 5(c), including the costs of any curative endorsements to the Title Policy. Purchaser shall pay the cost of (1) any title commitment and the Title Policy, (2) all costs and expenses related to any financing arranged by Purchaser with regard to the Cash Portion (it being acknowledged by Purchaser that its obligations hereunder are not contingent upon any such financing), (3) mansion tax, if applicable and (4) all recording costs other than the cost of recording satisfactions, discharges and other similar documents Seller is obligated to provide hereunder.
          (f) Seller shall be entitled to recover any and all deposits held by any utility company as of the date of Closing. To the extent Purchaser fails to provide, where required, deposits to any utility company as of the Closing so as to prevent the timely release of any deposit by Seller to Seller as of the Closing, the amount of such deposit shall be credited to Seller at Closing and the Purchase Price shall be adjusted accordingly. In such event, the deposit(s) will be assigned to Purchaser who shall thereafter be entitled to have the deposit(s) released to it upon satisfaction of any conditions imposed by the utility company.
          (g) At Closing, Seller shall afford Purchaser a credit in the amount of all cash Security Deposits, including any interest thereon, held by the Seller or its agent as of the Closing Date and shall deliver appropriate instruments of transfer or assignment with respect to any Security Deposits that are other than cash as more particularly set forth in Section 7(a)(10). Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to any fees payable by Purchaser to the issuer of any letter of credit in connection with the transfer of any such letter of credit to Purchaser in connection with Closing, unless such fees are payable by the tenant on whose behalf the letter of credit was issued.
          (h) Premiums on insurance polices will not be adjusted. As of the Closing Date, Purchaser will effect its own insurance coverage.
          (i) Purchaser shall receive a $15,000.00 credit against the Purchase Price on account of the brokerage commission due in 2012 in connection with the Bridgewater Basketball lease extension, and Purchaser will pay the commission as and when due and indemnify and hold harmless Seller from Claims and Damages due to non-payment, which indemnification shall survive Closing.
          (j) Except as otherwise expressly provided herein, adjustments shall be made in accordance with the customs with respect to title closings where the Property is located. If any amounts prorated hereunder are based on estimates, the parties agree to perform a post-Closing reconciliation promptly after the actual information becomes available and in any event within 90 days after Closing.
          (k) If, after the Closing, the parties discover any errors in adjustments and apportionments, same shall be corrected as soon after their discovery as possible. The provisions of this Section 8(k) shall survive the Closing, except that, subject to Section 8(d)(4), no adjustments shall be made later than 90 days after the Closing Date unless prior to such date the party seeking the adjustment shall have delivered a written notice to the other specifying the nature and basis for such claim.
          (l) The provisions of this Section 8 shall survive the Closing.
9.	Seller’s Obligations Pending Closing.
          (a) Prior to Closing, Seller shall also maintain its existing fire and extended coverage insurance, to the extent currently maintained, with respect to the Property and shall continue to manage and operate the Property in the manner managed and operated as of the date of this Agreement. Without limiting the generality of the foregoing, between the date hereof and Closing Seller shall continue to perform all obligations of landlord under the Leases and shall make all debt service and other payments required under the Loan, and keep the Leases and Loan free from defaults on the part of Seller.
          (b) Following the date of this Agreement and prior to Closing, Seller have the right to enter into lease extensions, renewals and expansions required by the terms of any tenant’s lease (an “Of Right” extension, renewal or expansion). Following the date of this Agreement and prior to the end of the Due Diligence Period, Seller shall have the right to enter into the leases and extensions identified on Schedule 9(b) annexed hereto (“Pending Leases/Extensions”). If Closing occurs, Purchaser shall reimburse Seller at Closing for Purchaser’s proportionate share of any brokerage commission, tenant improvement contribution paid by Seller, as landlord, or for the cost of tenant improvements made by Seller, as landlord, for Of Right extensions, renewals or expansions or Pending Leases/Extensions. Purchaser’s proportionate share shall be based on the portion of the term of any Of Right extension, renewal or expansion or any Pending Lease/Extension occurring after the Closing Date. Following the date of this Agreement, until the Due Diligence Period has expired, Seller shall not enter into any new lease other than the Pending Leases/Extensions, or any extension, renewal or expansion that would not be considered an Of Right extension, renewal or expansion, without obtaining Purchaser’s prior written consent, which consent Purchaser agrees shall not be unreasonably withheld. After the Due Diligence Period has expired and provided this Agreement has not been terminated as provided in Section 3(a)(4) or under any other termination provision herein, Seller shall not enter into any new lease or any extension, renewal or expansion that would not be considered an Of Right extension, renewal or expansion without obtaining Purchaser’s prior written consent, which consent may be withheld by Purchaser in its sole and absolute discretion; provided, however, if landlord’s consent cannot be unreasonably withheld with regard to any lease extension, renewal or expansion occurring after the Due Diligence Period has expired, then Purchaser shall not unreasonably withhold its consent thereto. Purchaser’s consent shall be deemed to have been given if Purchaser has not notified Seller of its rejection of any proposed new lease or extension, renewal or expansion, specifying in reasonable detail Purchaser’s reasons for such rejection, within ten (10) days after notice from Seller specifying the proposed deal terms in reasonable detail. At Closing, Purchaser shall reimburse Seller for the portion of the brokerage fees paid by Seller that are attributable to the term of any new leases approved in accordance with the terms hereof (other than Pending Leases/Extensions), Lease extensions, renewals and expansions occurring after the Closing, and Purchaser shall assume and indemnify Seller with regard to all such future brokerage commission obligations. In addition to the foregoing, after Lender’s Consent has been received, Seller shall not terminate any of the Leases (except as noted in Schedule 9(b)) or remove any of the tenants under the Leases from possession of their space in the Improvements unless actions for possession were begun before Lender’s Consent has been received. Seller shall perform all of the obligations of landlord under the Leases that, under the terms of the Leases, are required to be performed by the landlord prior to the Closing Date. Seller shall also be permitted to enter into contracts and agreements relating to maintenance or repair of the Property, provided such agreements are terminable by Seller at or before Closing without penalty, cancellation fee or similar fee or compensation. Seller shall promptly provide to Purchaser copies of any new, or the modification or termination of any existing, Lease, Operating Agreement or other agreement entered into by Seller affecting the Property between the date hereof and Closing.
          (c) Seller does not undertake or guarantee that any Lease or Operating Agreement will be in force or effect on the Closing, and Purchaser agrees that the existence or non existence of any such Lease or Operating Agreement shall not give rise to any reduction or abatement of the Purchase Price or other claim or remedy on the part of Purchaser against Seller. Seller shall not be obligated to replace any Lease or Operating Agreement which shall cease to be in effect between the date hereof and the Closing. Notwithstanding anything to the contrary contained in this Section 9(c), any changes in the Rent Roll (other than those permitted changes as described in Section 6(c)(5)) will result in the pre-condition to the Closing set forth in Section 6(c)(5) not being satisfied. In such event, Purchaser shall have the right to terminate this Agreement by delivering notice thereof to Seller and the Deposit and any accrued interest thereon shall be returned to Purchaser in accordance with the provisions of Section 3(a)(5), which right shall be deemed waived if not exercised by Purchaser by notice to Seller within seven (7) business days after Purchaser has notice of a change to the Rent Roll permitting Purchaser to terminate this Agreement as above provided. Nothing in this Section 9(c) constitutes a waiver of Purchaser’s rights under and subject to Section 10 of this Agreement arising out of any misrepresentation by Seller under Section 10(a)(8).
          (d) Seller shall not cause, suffer or permit the Property to be encumbered by any easement, restriction, monetary or other lien or encumbrance, nor seek or obtain any change in zoning, variance or permitted use, after the date of this Agreement so long as this Agreement has not been properly terminated.
          (e) (i) If any tenant leasing space on the Property is an “industrial establishment” pursuant to ISRA (an “Industrial Tenant”), then not later than five (5) days after the execution and delivery of this Agreement, Seller shall use commercially reasonable efforts to cause each such Industrial Tenant to deliver a General Information Notice to the New Jersey Department of Environmental Protection (“NJDEP”) as required by ISRA. During the Due Diligence Period, Seller shall engage Joseph Sorge as a Licensed Site Remediation Professional (an “LSRP”) pursuant to the New Jersey Site Remediation Reform Act, and shall cause the LSRP to prepare a Preliminary Assessment Report for each Industrial Tenant. Promptly following the expiration of the Due Diligence Period, provided that this Agreement has not been terminated, Purchaser and Seller shall, and Seller shall use its commercially reasonable efforts to cause any Industrial Tenant to, take such actions as are necessary to obtain an ISRA Approval (as defined below). Seller shall keep Purchaser reasonably apprised of all ISRA Approval application processes and shall promptly provide to Purchaser each application and all documents and correspondence submitted to, or received from, NJDEP or any LSRP, including all Preliminary Assessment Reports and amendments or modifications thereto, in connection therewith, and all correspondence received in connection therewith. Promptly after receipt of each ISRA Approval, Seller shall provide to Purchaser a copy of such ISRA Approvals. If Seller or each Industrial Tenant has not obtained an ISRA Approval prior to the then scheduled Closing Date (as the same may be extended pursuant to, but subject to the limitations in, Section 6(a)), then either party shall have the right to terminate this Agreement upon notice to the other party at any time prior to the date on which Seller delivers the ISRA Approvals for all Industrial Tenants to Purchaser. If this Agreement is terminated pursuant to this Section 9(e), the Deposit and any accrued interest thereon shall be returned to Purchaser in accordance with the provisions of Section 3(a)(5). Thereafter this Agreement shall be null and void and of no further force and effect and neither party shall have any further liability to the other, except for any obligations that expressly survive termination of this Agreement.
               (ii) As used herein, “ISRA Approval” means : (1) a Remediation Agreement as defined at N.J.S.A. 13:1K-9 or a Remediation Certification as defined in Section 34 of Chap. 60 of P.L 2009 has been entered into by any Industrial Tenant that is the “responsible party” under ISRA, and a “Remediation Funding Source” has been posted in accordance with ISRA and this Agreement (collectively “Remediation Agreement”), (2) a No Further Action Letter as defined at N.J.S.A. 58:10B-1 (“NFA”), (3) a Remediation in Progress Waiver as defined at N.J.S.A. 13:1K-11.5, (4) a de minimis quantity exemption, (5) an expedited review approval pursuant to N.J.A.C. 7:26B-5.1 through 5.8, or (6) a Response Action Outcome as that term is defined in Section 2 of Chap. 60 of P.L. 2009 (“RAO”). If the ISRA Approval is in the form of a Remediation Agreement, Purchaser agrees that Seller shall have the right to compel the subject Industrial Tenant’s compliance with ISRA after Closing, excluding any right to terminate the tenant’s lease or evict the tenant, which right Seller will be entitled to enforce in its own name or in the name of Purchaser, it being agreed that (A) Seller shall use commercially reasonable efforts to compel such compliance, and (B) Purchaser shall have the right upon notice to Seller to revoke Seller’s right to compel an Industrial Tenant’s compliance with ISRA. If Purchaser elects to exercise its rights to compel an Industrial Tenant’s compliance with ISRA, Seller shall have no further liability to Purchaser regarding ISRA and Purchaser agrees to look solely and exclusively to any Industrial Tenant for ISRA compliance. If the ISRA Approval is in the form of a Remediation Agreement, Seller shall cause the Industrial Tenant to post a “Remediation Funding Source” either in the form of a “Remediation Trust Agreement” (as defined in ISRA) or any alternative form of funding or guaranty which is acceptable to NJDEP; provided, however, a Remediation Funding Source in the form of a guaranty acceptable to the NJDEP shall also be subject to Purchaser’s approval, which approval shall not be unreasonably withheld. Provided that Purchaser has not exercised its election to compel an Industrial Tenant’s compliance with ISRA, and subject to the foregoing, Seller will diligently pursue compliance with ISRA and take all steps necessary to cause each Industrial Tenant to complete ISRA compliance as quickly as reasonably practicable and to obtain either: (x) an unconditional NFA from NJDEP; or (y) an RAO applicable to the Industrial Tenant’s leasehold confirming complete performance of Seller’s and/or any Industrial Tenant’s obligations under any ISRA Approval or ISRA. Seller, at its sole cost and expense, shall have the option to utilize reasonable institutional or engineering controls. If necessary following Closing, Purchaser shall execute in form fully acceptable to NJDEP and/or any Licensed Site Remediation Professional, a letter sufficient to comply with N.J.A.C. 7:26E-8.2(b) or otherwise necessary to demonstrate the property owner’s consent to a non-permanent remedy including its consent to a recorded Deed Notice as well as its permission to the use a Classification Exception Area for natural attenuation and shall thereafter cooperate with Seller by executing and recording a Deed Notice.
               (iii) This Section 9(e) shall survive Closing.
          (f) Seller, prior to Closing, will promptly (a) comply with, and cure any violations of, all legal requirements relating to the Property or, if a tenant or tenants are responsible for such compliance, use reasonable efforts to compel compliance by the responsible tenant or tenants; and (b) comply with all instruments of record affecting the Property in accordance with the provisions thereof and within the time period permitted thereby, if and to the extent Seller is required to comply therewith.
          (g) (i) During the Due Diligence Period (taking into account the anticipated timing for Lender’s Consent and the need to obtain estoppel certificates that are not outdated), Seller shall prepare and submit to each tenant under the Leases an estoppel certificate, in the form of Schedule 9(g) attached hereto (with such changes thereto as Lender may request), with respect to such tenant’s Lease, or in such other form as may be mandated by such tenant’s lease.

Subject to the provisions hereof, Purchaser’s obligation to close title hereunder is conditioned upon Seller delivering to Purchaser estoppel certificates which conform in all material respects to the estoppel certificate set forth in Schedule 9(g)(1) or in such other form mandated by a tenant’s lease (an “Acceptable Estoppel Certificate”) from tenants leasing, in the aggregate, not less seventy five percent (75%) of the leased rental space in the Property including at least nine (9) of the ten (10) tenants listed on Schedule 9(g)(2) (“Major Tenants”) (the tenants required to deliver an Acceptable Estoppel Certificate are hereinafter collectively referred to as “Required Tenants”). The failure of Seller to obtain Acceptable Estoppel Certificates from the Required Tenants shall not be deemed a default by Seller so long as Seller has used reasonable and good faith efforts to do so as required hereby, it being agreed that the sole remedy of Purchaser for such failure shall be to terminate this Agreement in accordance with the provisions hereof. In the event of any termination of this Agreement pursuant to this Section 9(g)(i), the Deposit and all accrued interest thereon shall be refunded to Purchaser, whereupon this Agreement and all rights and obligations of the parties hereunder shall be null and void. An estoppel certificate received from a tenant shall not be an Acceptable Estoppel Certificate if such tenant discloses a default on the part of landlord or tenant under its Lease or discloses another Material Matter (as hereinafter defined). As used herein, a “Material Matter” shall mean a default or other matter relating to a Lease that, in each case, would subject the landlord thereunder to any liability, or otherwise adversely affect the rent, additional rent or other revenue that Purchaser will receive under a Lease after the Closing Date or contain a discrepancy materially adverse to landlord with the information shown on the Rent Roll attached hereto as Schedule 10(a)(8). Seller agrees to use all reasonable and good faith efforts to obtain an Acceptable Estoppel Certificate from all tenants under the Leases.
               (ii) If any estoppel certificate is dated more than thirty (30) days prior to the Closing Date (as the same may be extended pursuant to, but subject to the limitations in, Section 6(a)), then such estoppel certificate shall not be deemed to be an Acceptable Estoppel Certificate; provided, however, any estoppel certificate that is dated forty five (45) days or less prior to the Closing Date (as the same may be extended pursuant to, but subject to the limitations in, Section 6(a)) shall be deemed to be an Acceptable Estoppel Certificate if Seller certifies, to its knowledge, that all information in such Certificate remains true and accurate as of the Closing Date. In addition, with regard to any one or more tenants that fail to supply an estoppel certificate within the time provided in this Agreement, Seller may, but shall be under no obligation to, supply an estoppel certificate containing Seller’s certifications, to its knowledge, as to those matters as to which such tenant would have been required to certify, and Seller’s certification shall count toward meeting the requirement in Section 9(g)(i) for delivering estoppel certificates from Required Tenants. Seller’s certifications delivered in accordance with this Section 9(g)(ii) shall be deemed to be added to and part of Seller’s representations in Section 10(a) of this Agreement.
               (iii) Purchaser shall have the right, but not the obligation, to waive the requirements that Seller furnish Acceptable Estoppel Certificates in accordance with the provisions of Section 9(g)(i).
          (h) (i) Seller acknowledges that Purchaser shall be entitled to file with the State of New Jersey, the Division of Taxation (the “Division”), a notice of bulk transfer utilizing form C-9600 (“Bulk Transfer Notice”) and an executed copy of this Agreement, enumerating the purchase price and the terms and the conditions hereof, as required by law and as necessary to obtain a letter of clearance from the Division (the “Letter of Clearance”). Purchaser shall provide Seller with a copy of its filing with the Division and all correspondence sent or received in connection therewith, as and when sent or received, as the case may be.
               (ii) Provided Purchaser has filed the Bulk Transfer Notice with the Division at least twenty (20) days prior to Closing and the Division has issued a notice of required escrow within ten (10) days of receiving the Bulk Transfer Notice, Purchaser shall have the right to hold back the portion of the Purchase Price (if any) that is required by the Division in its notice, which amount (excluding interest accrued thereon, if any, the “Division Escrow”; interest accrued on the Division Escrow shall not be part of the Division Escrow and shall be paid to Seller from time to time on demand) shall be held in escrow by the Escrow Agent hereunder as though the Division Escrow were part of the Deposit hereunder. Purchaser and Seller agree to be bound by the escrow requirements imposed by the Division. Upon demand by the Division, the Escrow Agent shall disburse to the Division such amounts from the Division Escrow as the Division shall require. Any remaining balance of funds in the Division Escrow shall be disbursed to Seller only after the Division has authorized the release of such funds in writing by issuing a Letter of Clearance or other authorization and upon Seller’s written request to the Escrow Agent and simultaneous notice to Purchaser of such request.
               (iii) Seller agrees to indemnify Purchaser for any and all amounts of Seller’s and each of its partners, members or managers outstanding tax obligations that the Purchaser is responsible for as determined by the Division.
          (i) The obligations of Seller prior to the Closing pursuant to this Section 9 shall survive the Closing for a period of six (6) months after the Closing (the “Covenant Survival Period”) subject to the provisions of this Section 10(c). It is expressly understood and agreed by and between the parties hereto that the recourse of Purchaser or its successors or assigns against Seller after Closing with respect to the alleged breach by or on the part of Seller of any of its obligations under this Section 9 shall (i) be deemed waived unless Purchaser has filed suit with respect thereto after the Closing but prior to the expiration of the Covenant Survival Period, and (ii) be limited to an amount not to exceed five percent (5%) of the Purchase Price in the aggregate for all recourse of Purchaser under this Agreement. Seller shall have no liability to Purchaser after Closing for a breach or default of any of Seller’s obligations under this Section 9 unless the valid claims for all such breaches and defaults amount, in the aggregate, to more than Fifty Thousand Dollars ($50,000.00), in which event the full amount of such valid claims shall be actionable. Any Seller’s obligations under this Section 9 for which a specific suit has not been commenced on or before the expiration of the Covenant Survival Period shall terminate and cease to be of any force or effect, and neither party shall have any right, remedy, obligation or liability thereunder.
     10. Representations.
          (a) Seller represents that:
               (1) Seller is a limited liability company and is duly organized and validly existing under the laws of the State of New Jersey, and has the full power and authority to enter into and comply with the terms of this Agreement and has, or at Closing will have, obtained all necessary consents and approvals to enter into and consummate the transactions contemplated by this Agreement;
               (2) This Agreement and all documents executed by Seller in connection with this Agreement which are to be delivered to Purchaser at Closing, are or at the time of Closing will be, duly authorized, executed and delivered by Seller, and are, or at Closing will be, legal, valid and binding obligations of Seller and do not, and at the time of Closing will not, violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller is subject;
               (3) All proceedings required to be taken by or on behalf of Seller to authorize it to make, deliver and carry out the terms of this Agreement have been taken and this Agreement is the legal, valid and binding obligation of Seller enforceable in accordance with its terms;
               (4) Except for the Chimney Rock Road Condemnation (hereafter defined), and as hereafter noted, there are no proceedings at law or in equity before any court, grand jury, administrative agency or other investigative agency, bureau or instrumentality of any kind pending or, to the best of Seller’s knowledge, threatened, against or affecting Seller or the Property that (i) involve the validity or enforceability of this Agreement or any other instrument or document to be delivered by Seller pursuant hereto, (ii) enjoin or prevent or threaten to enjoin or prevent the performance of Seller’s obligations hereunder or (iii) relate specifically to the Property (including, without limitation, the environmental condition of the Property) or the title thereto. To Seller’s knowledge, a proposal for a zoning change affecting the Property that would add permitted uses and grandfather existing uses is under consideration by the municipal governing body;
               (5) Seller is not a “foreign person” within the meaning of Section 1445(e)(3) of the Internal Revenue Code of 1986, as amended;
               (6) Seller is currently (i) in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order (including Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or regulation relating thereto, and (ii) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation;
               (7) Schedule 10(a)(7) is a complete list of all Personal Property as of the date of this Agreement. All Personal Property is owned by Seller free and clear of any leases, security agreements or other liens or security interests of any kind;
               (8) Seller has not entered into any agreement (written or oral), other than the Leases and as set forth in the Permitted Exceptions, granting any rights of possession to any third party, and Seller has not executed any other unterminated agreement of sale, option agreement or right of first refusal with respect to the Property. Schedule 10(a)(8) (“Rent Roll”) is a complete list of all Leases, rents, Security Deposits and leasing commissions in connection with the Leases at the Property and all information on the Rent Roll is true and correct and not misleading in any material respect. True and complete copies of the Leases have been or will be made available to Purchaser. Except as noted on the Rent Roll, to Seller’s actual knowledge, (i) each of the Leases is in full force and effect, unmodified and free from default; (ii) the tenant under each Lease is in actual possession of the leased premises; (iii) all painting, repairs, alterations and other work required to be performed by the landlord under each of the Leases has been fully performed and paid for in full by Seller; (iv) all improvement allowances owed to any tenant under the Lease have been paid in full by Landlord, (v) no tenant under any of the Leases has prepaid any rents or other charges for more than the current month, and (vi) no guarantor of a tenant’s obligations under the Leases has been discharged of its obligations by Seller. Seller has delivered to Purchaser true and complete copies of all brokerage and commission agreements with regard to the Leases and no moneys are now due and payable under any of such brokerage and commission agreements;
               (9) Schedule 10(a)(9) is a complete list of all Operating Agreements affecting the Property as of the date of this Agreement, true and complete copies of which have been provided or made available to Purchaser, and Seller has received no written notice that there are any defaults after notice, if any, and expiration of any applicable grace period, by Seller under any of the Operating Agreements;
               (10) All sums payable by reason of any labor or materials heretofore furnished with respect to the Property have been, or in the ordinary course of business prior to the Closing Date will be, paid, and Seller knows of no material dispute in connection therewith;
               (11) Seller has not received written notice from any governmental agency having jurisdiction over the Property that the Property or any part thereof is (as of the date hereof) in violation of any law, ordinance, rule or regulation applicable to the Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9061 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., The Resource Conservation and Recovery Act, 42 U.S.C. § 9601 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., ISRA or any other applicable environmental law, which violation has not been corrected except as described on Schedule 10(a)(11) with respect to a former tenant, Hosposable Products, ISRA Case No. 91014;
               (12) Seller has forwarded to Purchaser, or during the Due Diligence Period shall make available to Purchaser, true and complete copies of all reports and investigations in its possession or under its control relating to the environmental condition of the Property (collectively, “Environmental Reports”);
               (13) Seller has not received written notice from any governmental agency having jurisdiction over the Property that the Property or any part thereof is (or has ever been) in violation of any law, ordinance, rule or regulation applicable to the Property, including, without limitation, Section 504 of the Rehabilitation Act of 1973, or any other applicable law related to physical accessibility; Notwithstanding anything to the contrary in this Agreement, Seller makes no representation or warranty that the Property is in compliance with the Uniform Federal Accessibility Standards;
               (14) Seller has not received written notice directed to Seller from any governmental agency having jurisdiction over the Property that as of the date hereof any of the licenses or permits held by Seller in connection with its ownership and operation of the Property are to be cancelled, suspended or modified;
               (15) Seller does not employ any person at the Property, and all persons employed at the Property (other than such persons as may be employees of any vendor under an Operating Agreement) are employees of the property manager. Neither Seller nor, to Seller’s actual knowledge, the property manager, is a party to any union or collective bargaining agreement with respect to the Property. Seller is not a “governmental plan” within the meaning of section 3(32) of the Employee Retirement Income Security Act of 1974, as amended, and the execution of this Agreement and the sale of the Property by Seller is not subject to any state statutes regulating investments of, and fiduciary obligations with respect to, “governmental plans.”;
               (16) With respect to the Loan Documents, (i) as of April 30, 2010, the outstanding principal balance of the Promissory Note is $15,642,809, (ii) Lender is not holding any deposits, (iii) Seller has not received any notices of default from the Lender that remain uncured, (iv) to Seller’s actual knowledge, Seller is not in default under any of the terms or provisions of the Loan Documents or any event which, with the passage of time or the giving of notice, or both, would constitute a default under the Loan Documents, (v) the Loan Documents set forth on Schedule 4(a) are all of the Loan Documents evidencing and/or securing the Loan, and (vi) Seller has provided to Purchaser or during the Due Diligence Period will provide or make available to Purchaser, true and complete copies of all of the Loan Documents and documents related to the Loan Documents, including all material correspondence with Lender in Seller’s possession or control, and such Loan Documents have not been modified or amended nor has any terms, provisions or obligations thereunder been waived;
               (17) Seller is not in the hands of a receiver nor is an application for the appointment of a receiver pending; Seller has not made an assignment for the benefit of creditors, nor has Seller filed, or had filed against it, any petition in bankruptcy;
               (18) All information and documents heretofore delivered by Seller to Purchaser or to be delivered by Seller to Purchaser and relating to the Property are, to the knowledge of Seller, true, complete and accurate in all material respects, and with respect to documents, are true, correct and complete copies thereof; and
               (19) Seller represents that Kurt Padavano and Brian Banaszynski are the authorized representatives of Seller that are most familiar with the operations of the Property; and
               (20) To Seller’s actual knowledge, there are no special assessments proposed or pending with respect to the Property.

          (b) All references in this Agreement to “Seller’s actual knowledge” or words of similar import shall refer only to the current actual knowledge of Kurt Padavano and Brian Banaszynski (without inquiry by them) and shall not be construed to impute any knowledge to Seller or to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate or any broker or consultant acting on behalf of Seller. As set forth in Section 3 and elsewhere herein, Purchaser may not rely on any representations by any person or entity, except for those representations expressly set forth herein.
          (c) (1) All representations and warranties of Seller set forth in Section 10(a) of this Agreement shall be deemed to have been made as of the date of this Agreement and again as of the Closing and shall survive Closing subject to the terms and conditions hereafter set forth.
               (2) Seller’s representations and warranties contained in this Agreement shall survive the Closing for a period of six (6) months after the Closing (the “Survival Period”) subject to the provisions of this Section 10(c). Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed or to be executed in connection herewith (collectively, including this Agreement, said exhibits and all such documents, the “Purchase Documents”), it is expressly understood and agreed by and between the parties hereto that the recourse of Purchaser or its successors or assigns against Seller after Closing with respect to the alleged breach by or on the part of Seller of any representation or warranty contained in this Agreement or any of the Purchase Documents (collectively, “Seller’s Undertakings”) shall (i) be deemed waived unless Purchaser has filed suit with respect thereto after the Closing but prior to the expiration of the Survival Period, and (ii) be limited to an amount not to exceed five percent (5%) of the Purchase Price in the aggregate for all recourse of Purchaser under this Agreement and the Purchase Documents. Seller shall have no liability to Purchaser after Closing for a breach or default of any of Seller’s undertakings unless the valid claims for all such breaches and defaults amount, in the aggregate, to more than Fifty Thousand Dollars ($50,000.00), in which event the full amount of such, valid claims shall be actionable. Any Seller’s Undertakings for which a specific suit has not been commenced on or before the expiration of the Survival Period shall terminate and cease to be of any force or effect, and neither party shall have any right, remedy, obligation or liability thereunder. Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from Seller’s insurance policies, warranties, guaranties or leases.
               (3) If, prior to Closing, Seller discovers that any of Seller’s Undertakings have materially and adversely changed since the date of this Agreement or are inaccurate in any material respect, Seller shall promptly give written notice thereof to Purchaser (“Seller’s Material and Adverse Change Notice”). If, on or prior to Closing, Purchaser has or acquires actual knowledge that any of Seller’s representations and warranties are inaccurate, untrue or incorrect in any material respect, then promptly after Purchaser receives such actual knowledge thereof, Purchaser shall notify Seller in writing thereof (“Purchaser’s Material and Adverse Change Notice”). Within five (5) business days after a Seller’s Material and Adverse Change Notice or a Purchaser’s Material and Adverse Change Notice, Seller shall notify Purchaser in writing of Seller’s election (i) not to cure such breach; or (ii) to attempt to cure such breach within thirty (30) days, and, if necessary, the Closing Date will be extended accordingly, but not beyond the expiration date of any Lender’s Consent. If Seller elects not to cure such breach, or if Seller fails to so cure all breaches by the Closing Date (as such may have been extended in accordance herewith), then Purchaser shall have the option by notice to Seller within five (5) business days after Seller’s notice either to: (A) terminate this Agreement by written notice to the Seller and the Deposit and all accrued interest thereon shall be returned to Purchaser in accordance with Section 3(a)(5) and Purchaser shall have no claims against Seller except as hereafter provided if any material and adverse changes to Seller’s Undertakings since the date of this Agreement are caused by the negligent acts or omissions or willful misconduct of Seller, or (B) elect to waive such breach and proceed with the Closing subject to such breach without any adjustment to the Purchase Price or claim against Seller. Purchaser’s failure to give timely written notice of such election to Seller shall constitute Purchaser’s irrevocable election to accept and approve Seller’s Undertakings as so qualified and amended and to proceed with the transactions contemplated by this Agreement without any right or remedy on account thereof. If any material and adverse changes to Seller’s Undertakings since the date of this Agreement are caused by the negligent acts or omissions or willful misconduct of Seller, and Purchaser has elected to terminate this Agreement, then Purchaser shall be entitled to recover its expenses as provided and limited in Section 14(a)(ii). If any of Seller’s representations and warranties is inaccurate, untrue or incorrect in any material respect and is not caused by the negligent acts or omissions or willful misconduct of Seller, then termination of this Agreement or the waiver of such breach as provided above shall be Purchaser’s sole and exclusive remedies and all other rights and remedies of Purchaser shall be deemed waived.
               (4) Anything contained herein to the contrary notwithstanding, if Purchaser has actual knowledge of any inaccuracy in any of Seller’s Undertakings, whether as a result of notice from Seller, Purchaser’s own investigations or inquiries or otherwise, and notwithstanding such knowledge, Purchaser nonetheless proceeds with the Closing, then Seller’s Undertakings shall be deemed qualified and amended or modified to the full extent of Purchaser’s knowledge of such inconsistent information, Purchaser shall be deemed to have accepted and approved Seller’s Undertakings as so qualified and amended or modified, and Purchaser shall have no right or remedy, and Seller shall have no obligation or liability, on account thereof.
          (d) Purchaser represents:
               (1) Purchaser is corporation duly organized and validly existing under the laws of the State of Maryland and has the full power and authority to enter into and comply with the terms of this Agreement and has, or at Closing will have, obtained all necessary consents and approvals to enter into and consummate the transactions contemplated by this Agreement, including assumption of the Loan;
               (2) This Agreement and all documents executed by Purchaser in connection with this Agreement which are to be delivered to Seller at Closing, are or at the time of Closing will be, duly authorized, executed and delivered by Purchaser, and are, or at Closing will be, legal, valid and binding obligations of Purchaser and do not, and at the time of Closing will not, violate any provisions of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject; and
               (3) There are no proceedings at law or in equity before any court, grand jury, administrative agency or other investigative agency, bureau or instrumentality of any kind pending or, to the best of Purchaser’s knowledge, threatened, against or affecting Purchaser that (i) involve the validity or enforceability of this Agreement or any other instrument or document to be delivered by Purchaser pursuant hereto or (ii) enjoin or prevent or threaten to enjoin or prevent the performance of Purchaser’s obligations hereunder;
               (4) Purchaser is currently (i) in compliance with and shall at all times during the term of this Agreement remain in compliance with the OFAC regulations and any statute, executive order (including Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or regulation relating thereto, and (ii) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation.
          (e) All representations and warranties of Purchaser set forth in Section 10(d) of this Agreement shall be deemed to have been made as of the date of this Agreement and again as of the Closing and shall survive Closing for a period of six (6) months.
     11. Risk of Loss; Condemnation.
          (a) If the Improvements are damaged or destroyed prior to Closing, then, by delivering written notice to Seller within five (5) business days after Purchaser’s receipt of Seller’s written notice of such damage or destruction and Seller’s reasonable estimate of the costs of repair, which notice Seller shall provide as soon as possible after a fire or other casualty and in event not later than ten (10) days thereafter, Purchaser may elect to either (1) terminate this Agreement in accordance with Section 3(a)(5), or (2) elect to continue this Agreement in full force and effect, in which case Seller shall (i) assign to Purchaser at Closing any and all proceeds and claims under any applicable insurance coverage, and (ii) afford Purchaser a credit at Closing for any applicable insurance deductible, and Purchaser shall take title to the Property subject to such damage and destruction; provided, however, that in the event the cost to repair any such damage or destruction is reasonably estimated by Seller to be less than One Million Five Hundred Dollars ($1,500,000.00), then so long as Seller is not otherwise in breach or default of this Agreement, Purchaser shall have no right to terminate this Agreement, Seller shall assign to Purchaser at Closing any and all proceeds and claims under any applicable insurance coverage and afford Purchaser a credit at Closing for any applicable insurance deductible, and Purchaser shall take title to the Property subject to such damage and destruction. If Purchaser fails to deliver written notice to Seller of Purchaser’s election within the time period specified in this Section, Purchaser shall be deemed to have elected alternative (2) above.
          (b) If, at any time prior to the Closing, legal proceedings under power of eminent domain are commenced with respect to all or any portion of the Property, then by delivery to Seller of written notice of election within three (3) business days after Purchaser’s receipt of Seller’s written notice of such pending condemnation, which notice Seller shall provide as soon as possible after Seller receives such notice, Purchaser may elect to either

(1) terminate this Agreement in accordance with Section 3(a)(5), or (2) elect to continue this Agreement in full force and effect and Seller shall assign to Purchaser at the Closing any and all proceeds and claims on account of such condemnation proceedings, and Purchaser shall take title to the Property subject to such condemnation proceedings; provided, however, if a material portion of the Property is taken as determined by Purchaser in its reasonable discretion (in no event shall the taking regarding the widening of Chimney Rock Road (“Chimney Rock Road Condemnation”) be deemed to be a material taking for purposes of this Section 11(b)), then so long as Seller is not otherwise in breach or default of this Agreement, Purchaser shall have no right to terminate this Agreement, Seller shall assign to Purchaser any and all proceeds and claims on account of such condemnation proceedings, and Purchaser shall take title to the Property subject to such condemnation proceedings. If Purchaser fails to deliver written notice to Seller of Purchaser’s election within the time period specified in this Section, Purchaser shall be deemed to have elected alternative (2) above. Seller shall not consent to any condemnation or other taking, or negotiate, settle or compromise any claim for the award as a result of any condemnation or taking, without Purchaser’s prior written consent which shall not be unreasonably withheld.
          (c) Notwithstanding anything to the contrary in this Agreement: (i) Purchaser acknowledges that it is aware of the Chimney Rock Road Condemnation and matters related thereto, and will have the opportunity during the Due Diligence Period to make further inquiries and investigations with regard thereto; (ii) Seller is preparing and will prepare plans for Restoration Work (hereafter defined) and applications for all necessary municipal land use approvals, including site plan waivers, construction permits and building permits necessary for the Restoration Work, and will provide copies of same to Purchaser; (iii) Seller shall keep Purchaser reasonably informed as to its progress with respect to the Restoration Work, and shall submit to Purchaser for its approval (which shall not be unreasonably withheld or delayed) all plans and specifications, drawings, site plans, development agreements, construction contracts and other documents pertaining to the performance of the Restoration Work; (iv) subject to obtaining all governmental permits and approvals required for the Restoration Work and the approval of the Lender, Seller shall perform and complete the Restoration Work, which will be performed in a good and workmanlike manner and in accordance with the requirements of this Agreement, the Loan Documents and applicable laws; (v) upon completion of the Restoration Work, Seller shall provide to Purchaser a certificate of Seller’s architect or engineer stating that the Restoration Work has been completed in accordance with the plans approved by Purchaser, and shall deliver to Purchaser and the Title Company lien waivers from all contractors and subcontractors performing any portion of the Restoration Work (completion and delivery of such documents, “Completion”); (vi) subject to Lender’s consent and any terms and conditions imposed by Lender, Seller shall be entitled to receive the monetary compensation paid by the condemning authority for the Chimney Rock Road Condemnation , which compensation the parties acknowledge and agree is in the aggregate amount of $1,725,000 (the “Award”); (vii) Purchaser shall have no right, title or interest in or to the Award and shall execute any and all documents reasonably required in confirmation thereof and to allow Seller to receive the Award; and (viii) if Completion of the Restoration Work has not occurred as of Closing, then at Closing Seller shall deposit into escrow a sum of money that equals 150% of the cost reasonably estimated by Seller’s architect or engineer to achieve Completion, as approved by Purchaser whose approval shall not be unreasonably withheld (the “Restoration Work Escrow”), which shall be held in escrow by Escrow Agent on the same terms as set forth in this Agreement for the Deposit to be held in escrow and released, except as hereafter set forth, and Seller shall be permitted to direct that the Restoration Work Escrow be funded from the Purchase Price paid by Purchaser. The Restoration Work Escrow shall be released to Seller upon Completion. The Cash Portion of the Closing Payment shall be increased if and to the extent at or prior to Closing Lender applies all or any portion of the Award in payment of the Loan. If, as of Closing, Lender retains the right to apply all or any portion of the Award (“Reserved Award Amount”) in payment of the Loan, and has not agreed to the future disposition of the Reserved Award Amount on terms reasonably acceptable to Seller, then Purchaser shall deposit in escrow with Escrow Agent an amount of money equal to the Reserved Award Amount (“Purchaser’s Escrow”), which escrowed funds, together with interest accrued thereon, shall be released to Seller dollar for dollar, as and when Lender applies the Reserved Award Amount in payment of the Loan, or released to Purchaser dollar for dollar, as and when the Reserved Award Amount is received by Seller; in all other respects the Escrow Agent shall hold the funds deposited by Purchaser on the same terms provided herein for Escrow Agent to hold the Deposit. If, for any reason, Seller determines in good faith that it is unable to procure all required governmental approvals required for the Restoration Work, Seller shall promptly notify Purchaser and: (1) if such determination is made prior to Closing, then, in lieu of depositing the Restoration Work Escrow with Escrow Agent, the Purchase Price shall be reduced by an amount equal to the Restoration Work Escrow and Seller will retain all rights to the Award, (2) if such determination is made subsequent to Closing, then the Restoration Work Escrow and, if applicable, Purchaser’s Escrow, shall be released to Purchaser and Seller will retain all rights to the Award, and (3) in either case, seller shall have no obligations or liability to Purchaser, and Purchaser shall have no claims against Seller, due to the Chimney Rock Road Condemnation. As used herein, “Restoration Work” means any and all improvements or alterations at the Property arising from the Chimney Rock Road Condemnation, including without limitation the replacement and/or relocation of parking spaces, as more particularly described in the plans and other materials provided by Seller to Purchaser as above provided.
     12. Escrow. The Deposit shall be held in escrow by US Title Solutions (“Escrow Agent”), together with any income earned thereon, in accordance with the terms and conditions set forth below. Any fees or charges of Escrow Agent for escrow services shall be borne equally by Seller and Purchaser.
          (a) Escrow Agent shall invest the Deposit in treasury bills, certificates of deposit and/or in other money market instruments or in funds as instructed by Purchaser, utilizing Purchaser’s taxpayer identification number.
          (b) The Deposit and income earned thereon shall be the property of and shall be paid to:
               (1) Seller, upon the Closing in accordance with the provisions of this Agreement or upon the termination of this Agreement by reason of a default by Purchaser beyond any applicable notice and grace period in any of its obligations under this Agreement. If the Closing occurs, the Deposit and the income earned thereon shall be credited against the Purchase Price;

               (2) Purchaser, if, prior to payment to Seller as provided in clause (1) above, Purchaser shall be entitled to return of the Deposit and any income thereon pursuant to the terms and conditions of this Agreement; or
               (3) As may otherwise be provided below in Section 12(c).
          (c) Except in connection with the Closing, to obtain a payment of the Deposit and income earned thereon as provided above, a party (the “Requesting Party”) shall deliver or mail to Escrow Agent and to the other party at the address hereafter set forth a notice that the Requesting Party is entitled to the payment of all or a stated portion of the Deposit as provided above. If Escrow Agent does not receive a notice from the other party within five (5) business days of the giving of such notice from the Requesting Party, then Escrow Agent shall pay over all or the requested amount, if less than all, out of the Deposit to the Requesting Party. If, within five (5) business days after the giving of such notice by the Requesting Party, Escrow Agent shall have received a statement from the other party that the Requesting Party is not entitled to the requested amount pursuant to the provisions of this Agreement and directing Escrow Agent not to deliver to the Requesting Party the requested amount from the Deposit, then Escrow Agent shall at its sole option either:
               (1) Deposit with a court of competent jurisdiction the balance of the Deposit, or
               (2) Retain the balance of the Deposit until one of the following shall have occurred:
                    (i) There shall have been served upon Escrow Agent an order or judgment duly entered in a court of competent jurisdiction setting forth the manner in which the Deposit is to be paid out and delivered, in which event Escrow Agent shall deliver all or the requested portion of the Deposit as set forth in such order or judgment; or
                    (ii) The parties shall have delivered to the Escrow Agent a statement executed by both of the parties setting forth the manner in which the Deposit is to be paid out and delivered, in which event the Escrow Agent shall deliver all or the requested portion of the Deposit as set forth in such statement.
          (d) Escrow Agent shall not be liable to either Seller or Purchaser in connection with its performance as Escrow Agent hereunder other than for its negligence or willful misconduct. Seller and Purchaser shall jointly and severally save, defend, indemnify and hold harmless Escrow Agent from any and all Claims and Damages arising out of or in connection with the escrow (including, without limitation, the collection of any amounts due or payable to Escrow Agent) and any actions of Escrow Agent in connection therewith, other than Escrow Agent’s negligence or willful misconduct.
          (e) Upon delivery of the balance of the Deposit as provided in subsections (b) and (c) above, Escrow Agent shall be relieved of all liability, responsibility or obligation with respect to or arising out of the Deposit.

          (f) Escrow Agent shall be entitled to rely upon the truth and accuracy of any statement from Purchaser or Seller without any independent investigation or verification by Escrow Agent.
          (g) Purchaser shall provide to Escrow Agent a Form 1099 and such other documentation as may be reasonably required by Escrow Agent in connection with the establishment of the escrow account. .
          (h) Escrow Agent agrees to be bound by the terms and conditions of Sections 20(a) (governing law and venue) and 20(r) (waiver of jury trial) of this Agreement, and agrees that process may be served upon Escrow Agent in any litigation arising hereunder in the same manner that notices may be delivered to Escrow Agent as provided in Section 16 of this Agreement, or by any other legal means of service of process.
     13. Default by Purchaser.
          If Purchaser is in default in any of its obligations under this Agreement which remains uncured for ten (10) calendar days after Seller’s notice to Purchaser thereof, unless such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such ten (10) day period, in which case Purchaser shall have such longer period as shall be necessary to cure such default not to exceed twenty (20) calendar days after Seller’s notice to Purchaser, so long as Purchaser proceeds promptly to cure such default within such ten (10) day period, prosecutes such cure to completion with due diligence and advises Seller of the actions which Purchaser is taking and the progress being made, including without limitation its obligation to close the acquisition of the Property hereunder in a timely manner and including any material misrepresentation by Purchaser, Purchaser and Seller agree that it would be impractical and extremely difficult to estimate the damages which Seller may suffer. Accordingly, Purchaser and Seller further agree that a reasonable estimate of such damages is and shall be an amount equal to the Deposit, which includes the accrued interest thereon, and such Deposit shall be disbursed to Seller as the full, agreed and liquidated damages for Purchaser’s default under or breach of this Agreement. Such disbursement of the Deposit, shall be Seller’s sole and exclusive remedy (whether at law or equity) for Purchaser’s default under or breach of this Agreement, and Seller expressly waives all other claims to damages or other remedies, including any punitive, consequential or speculative damages.
     14. Default by Seller.
          If the sale of the Property is not consummated because of default under or breach of this Agreement on the part of Seller which remains uncured for ten (10) calendar days after Purchaser’s notice to Seller thereof, unless such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such ten (10) day period, in which case Seller shall have such longer period as shall be necessary to cure such default not to exceed twenty (20) calendar days after Purchaser’s notice to Seller, so long as Seller proceeds promptly to cure such default within such ten (10) day period, prosecutes such cure to completion with due diligence and advises Purchaser of the actions which Seller is taking and the progress being made, and all other conditions precedent to Closing have been satisfied or waived, Purchaser shall have the option, as its sole and exclusive remedy at law or in equity, to either: (a) terminate this Agreement by delivery of written notice of termination to Seller and, (i) in accordance with Section 3(a)(5), the Deposit shall be returned to Purchaser, (ii) Purchaser shall be entitled to recover from Seller all of its actual, out-of-pocket, third party professional fees incurred in connection with Purchaser’s investigation of the Property, including without limitation legal fees and environmental consultants’ and engineers’ fees and costs (and excluding fees or costs related to any financing obtained by Purchaser with respect to the Cash Portion), up to but not in excess of Fifty Thousand Dollars ($50,000.00), and (iii) thereafter, Purchaser and Seller shall each be released from all liability hereunder (except for those provisions which recite that they survive termination); or (b) continue this Agreement and seek the equitable remedy of specific performance. The foregoing options are mutually exclusive and are the exclusive rights and remedies available to Purchaser at law or in equity in the event the sale of the Property is not consummated because of Seller’s default under or breach of this Agreement. Except as provided below, Purchaser hereby waives any and all rights it may now or hereafter have to pursue any other remedy or recover any other damages on account of any such breach or default by Seller, including, without limitation, loss of bargain, special, punitive, compensatory or consequential damages. Purchaser shall be deemed to have elected its remedy under clause (a) of this Section if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in Somerset County, New Jersey, on or before ninety (90) days following the date upon which Closing was to have occurred. Notwithstanding the foregoing provisions, if sale of the Property is not consummated because of willful default of this Agreement on the part of Seller beyond the applicable notice and grace period as provided above, and specific performance is not a legally available remedy (because, by way of one example only, Seller has wrongfully conveyed the Property to a third party bona fide purchaser for value without notice), or specific performance is not an adequate remedy because Seller has materially diminished the value of the asset (including, by way of one example only, entering into a long term lease in violation of its covenant not to do so as provided in Section 9(b)), Purchaser shall be entitled to pursue all remedies available to Purchaser at law or in equity as a result of Seller’s breach or default for recovery of its direct damages excluding consequential and punitive damages, limited as hereafter provided, provided suit for recovery is commenced within ninety (90) days following the date upon which Closing was to have occurred hereunder, failing which all claims by Purchaser for damages pursuant to this sentence shall be waived and no longer enforceable. Any damages that Purchaser may be entitled to receive as provided in the immediately preceding sentence shall not exceed $1,500,000.00 in the aggregate.
     15. No Assignment by Purchaser.
     Neither this Agreement nor any of the rights of Purchaser hereunder may be assigned by Purchaser without the written consent of Seller, which consent may be denied for any reason whatsoever or for no reason. Any change in a controlling interest in Purchaser shall be deemed to be an assignment. Notwithstanding the foregoing, provided Closing will not be delayed and Lender’s Consent will not be affected, upon not less than two (2) business days’ prior notice to Seller, Purchaser may transfer and assign the rights and obligations of Purchaser under this Agreement to an assignee in which Purchaser or any entity controlling, controlled by, or under common control with Purchaser is, directly or indirectly, the managing member, general partner or manager of such assignee, in which event, such assignee shall be entitled to the benefit of and may enforce Seller’s covenants, representations and warranties hereunder. Upon any such assignment, the assignor’s liabilities and obligations hereunder or under any instruments, documents or agreements made pursuant thereto shall be binding upon such assignee, but the assignor shall not be relieved of its liability hereunder.
     16. Notices.
          (a) Any notice or communication which may be given or is required to be given pursuant to the terms of this Agreement shall be in writing and shall be personally delivered, mailed by certified or registered mail, return receipt requested, delivered by a nationally recognized overnight courier or sent by telecopy transmission (provided that the original notice or demand is also delivered by next day overnight delivery service), to the other party as follows:

In the case of Seller to:	ADVANCE AT MIDDLEBROOK CROSSROADS, LLC
1430 State Highway 206, Suite 100
Bedminster, New Jersey 07921
Attention: Kurt Padavano
Telecopy No.: (908) 719-9444
Email: kurtp@advancerealtygroup.com

with a copy to:	Gibbons P.C.
One Gateway Center
Newark, NJ 07102
Attention: Russell Bershad, Esq.
Telecopy No.: (973) 639-6345
Email: rbershad@gibbonslaw.com

In the case of Purchaser to:	c/o Terreno Realty Corporation
16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
Attention: Andrew Burke
Telecopy No.: (415) 655 -4599
Email: andy@terreno.com

with a copy to:	Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attn: Christopher B. Price, Esq.
Telecopy No.: (212) 355-3333
Email: cbprice@goodwinprocter.com

In the case of
Escrow Agent to:	US Title Solutions
3 Werner Way
Lebanon, NJ 08833
Attn.: James Kudless
Telecopy No.: (908) 849-7981
Email: jkudless@ustitlesolutions.com

     A notice or communication which is mailed or personally delivered shall be deemed to be given on the actual date of receipt. A notice that is sent by telecopy shall be deemed to be given when sent provided the transmitting telecopier provides a written report confirming successful transmission. Notices required under this Agreement shall be delivered prior to 5 p.m. (local time of the recipient) on the date such notice is due. Any notice that is received or deemed received after 5 p.m. (local time of the recipient) on a business day or that is received or deemed received on a weekend or holiday shall be deemed to have been received on the first business day thereafter. Seller and Purchaser agree that information relevant to this Agreement and communications regarding this Agreement may be exchanged via e-mail (including e-mail with attachments in electronic imaging format) and acknowledge that neither Seller nor Purchaser has control over the performance, reliability, availability, or security of e-mail. Communication via e-mail shall not constitute notice under this Agreement unless the communication is also sent simultaneously by a nationally recognized overnight courier service providing a receipt (such as Federal Express), by hand, or by facsimile addressed as above provided.
          (b) Any party may designate a different address for the purpose of the service of notices hereunder by giving notice thereof in accordance with the provisions of this Section.
          (c) Attorneys for a party shall be authorized to give notices on behalf of such party. Written adjournments and extensions in time signed by an attorney for a party shall be binding upon that party.
     17. Further Assurances.
     Each of the parties shall execute such other and further documents and do such further acts as may be reasonably required to effectuate the intent of the parties and carry out the terms of this Agreement, provided neither party’s rights are diminished or liabilities or obligations are increased.
     18. Title to Personal Property.
          (a) All Personal Property is included in this sale subject, however, to any title matters. Purchaser acknowledges and agrees that other than expressly provided herein, Seller makes no representation in connection with such Personal Property and Seller expressly disclaims any implied warranties of merchantability or fitness for a particular purpose.
          (b) Although no part of the Purchase Price has been allocated to Personal Property and therefore it is not anticipated that any sales or use taxes shall be due and payable, Purchaser agrees to save, defend, indemnify and hold Seller harmless from and against any and all Claims and Damages arising out of or in connection with any sales or use taxes which may now or hereafter be imposed upon Seller or the Property with respect to the sale of such Personal Property. The provisions of this Section shall survive Closing.

          (c) There is expressly excluded from the transactions contemplated by this Agreement (1) the name “Advance” and any variation thereof, (2) all computers used in connection with the operation of the Property and all computer software and (3) all existing management agreements with Advance Realty Management Inc., and (4) all operating and marketing materials, records and reports which are proprietary to the operation and management of the Property by Advance Realty Management Inc.
     19. Brokerage.
     The parties represent to each other that no broker or real estate salesperson or agent, licensed or otherwise, brought about this transaction, brought the Property to the attention of Purchaser or had any communication with Purchaser in regard to the same except for Leo Josephs & Company, Inc. (“Broker”). Each party agrees (a) to give testimony to such effect in any case, action or proceeding instituted by any other such real estate broker, salesperson or agent, and (b) to save, defend, indemnify and hold the other harmless from and against any and all Claims and Damages arising out of or in connection with any claim made by any person (other than Broker) who has dealt with such indemnifying party for any fee or commission with respect to the sale of the Property; provided, however, that Purchaser shall be obligated to compensate the Broker for its services in connection with this transaction and shall save, defend, indemnify and hold Seller harmless from and against any and all Claims and Damages arising out of or in connection with any claim made by Broker. Purchaser shall deliver a commission release from Broker at Closing, in a form reasonably acceptable to Seller. The provisions of this Section 19 shall survive Closing hereunder or the termination of this Agreement for any cause.
     20. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. Venue for all actions arising hereunder shall be exclusively in the federal or state courts of the State of New Jersey.
          (b) Neither this Agreement nor any provision hereof may be waived, amended, discharged or terminated except by instrument in writing signed by the party against which the enforcement of such waiver, amendment, discharge or termination is sought and then only to the extent set forth in such instrument.
          (c) It is understood and agreed that any and all understandings and agreements, written or verbal, heretofore had between the parties hereto are merged in this Agreement which alone fully and completely expresses their agreement.
          (d) Whenever the context shall require, the singular shall include the plural, the plural shall include the singular and words of any gender shall be deemed to include words of any other gender. As used herein, “Purchaser” shall mean the entity signing this Agreement as Purchaser, or any assignee hereof in accordance with Section 15. If two or more persons or entities constitute Purchaser hereunder, then they shall be jointly and severally liable for the obligations of Purchaser hereunder, and Seller and Escrow Agent may rely on, and all of such parties shall be bound by, any writing executed by any or all of them.

          (e) The terms “herein,” “hereof” or “hereunder” or similar terms used in this Agreement refer to the entire Agreement and not to the particular provision in which the term is used unless the context otherwise requires.
          (f) The captions in this Agreement are for convenience and reference only and in no way define, limit or describe, the scope of this Agreement or the intent of any provision hereof.
          (g) This Agreement shall be interpreted without the aid of any presumption against the party drafting or causing the drafting of the provision in question.
          (h) This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and their permitted assigns.
          (i) This Agreement shall not be binding upon Seller until executed and legally delivered by Seller, nor shall this Agreement be binding upon Purchaser until executed and legally delivered by Purchaser.
          (j) Purchaser shall not record this Agreement or any memorandum hereof without the prior written consent of Seller. Purchaser shall indemnify, defend and hold harmless Seller from all Claims and Damages arising out of or in any manner related to breach of the foregoing covenant, which obligation shall survive termination of this Agreement.
          (k) Any payment made on account of the Purchase Price shall be made by wire transfer of federal funds to Seller to a bank account designated by Seller. Any payment made by wire transfer shall not be deemed to have been made until confirmed as received by Seller’s bank and credited to Seller’s account or Escrow Agent’s Bank and credited to Escrow Agent’s account, as appropriate.
          (l) Purchaser represents and agrees that financing (other than assumption of the Loan) is not a condition to Purchaser’s obligations under this Agreement, and that Seller has not offered or agreed to provide any financing to Purchaser.
          (m) TIME IS OF THE ESSENCE of all terms and provisions of this Agreement including all dates for notices to be provided hereunder, excluding (except as hereafter provided) the obligation to complete Closing hereunder. Notwithstanding the foregoing, if the time period for notice or the performance of any act called for under this Agreement expires on a Saturday, Sunday, or any other day in which either banking institutions in the State of New Jersey or the New York Stock Exchange are authorized or obligated by law or executive order to close, the deadline for notice or performance of the act in question shall be the next succeeding day that is not a Saturday, Sunday or holiday. If Closing is not completed on the Closing Date, subject to any extensions expressly provided in this Agreement, either party can make time of the essence for Closing by notice specifying a time of the essence Closing Date which notice shall be sent at least ten (10) business days in advance of the date specified therein; if Seller and Purchaser both send notices establishing a time of the essence Closing Date and the dates specified are not the same date, then the date first occurring shall control. The parties agree that ten (10) business days’ notice shall be sufficient advance notice in all circumstances.

          (n) This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument and shall be binding upon each of Seller and Purchaser as fully and completely as if both had signed but one instrument.
          (o) If any provision hereof is deemed to be invalid or unenforceable by a court of competent jurisdiction, the rest and remainder of this Agreement shall continue in full force and effect.
          (p) No written waiver by any party at any time of any breach of any provision of this Agreement shall be deemed a waiver of a breach of any other provision herein, or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of any such action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion.
          (q) Without the consent of the other, Seller and Purchaser shall not publicize the transaction contemplated by this Agreement in any way nor permit any agent or broker to publicize the transaction contemplated by this Agreement in any way and shall treat the same with confidentiality, prior to Closing.
          Notwithstanding the foregoing, both parties acknowledge and agree that the foregoing shall not preclude each of them from discussing the substance or any relevant details of the transactions contemplated by this Agreement with any of its attorneys, accountants, professional consultants, or employees of the Securities and Exchange Commission, analysts, underwriters, lenders or, in the case of Purchaser, potential investors (and any attorneys, accountants, professional consultants or employees of the same) in connection with any offering of securities of Purchaser, or prevent either party from complying with any applicable laws, including, without limitation, governmental, regulatory, disclosure, tax and securities reporting requirements, or disclosing any terms or conditions of this transaction as may be necessary in connection with any legal proceedings.
          (r) To the maximum extent permitted by law, each of Purchaser and Seller knowingly, voluntarily, intentionally and irrevocably waives all rights to trial by jury in respect of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or related to any of the provisions of this Agreement, or any course of conduct, course of dealing, statements (whether oral or written), or actions of any party hereto or to any document pertaining to this Agreement or the transaction contemplated hereby. This provision is a material inducement of all parties entering into this Agreement. This subsection survives Closing and any termination of this Agreement.
          (s) Seller or Purchaser may elect to have the sale of the Property contemplated by this Agreement to be effected as a part of a tax-free exchange of like-kind property (“Exchange”), provided that the Exchange does not result in any delay or postponement of the Closing. If the Property are to be part of an Exchange, the party desiring to effect such Exchange shall notify the other party of such fact at least ten (10) business days prior to the date of Closing. If any such Exchange should fail to occur for whatever reason, the sale of the Property by Seller shall nonetheless be consummated in accordance with the terms, covenants and conditions of this Agreement (other than this Section 20(s)). Should either party (“Electing Party”) elect to have the sale of the Property effected as a part of an Exchange, the other party (“Cooperating Party”), subject to the Cooperating Party’s reasonable review and comment, agrees to execute on a timely basis such documents reasonably necessary and appropriate to assist in effecting the Exchange and to otherwise reasonably cooperate to effectuate such Exchange provided, however, that (i) Cooperating Party shall assume no liability in connection with the Exchange, (ii) if the Purchaser is the Cooperating Party it shall not be required to take title to any real property, other than the Property, and (iii) the Electing Party shall indemnify and hold the Cooperating Party harmless from any and all liability including, without limitation, reasonable costs, expenses and attorneys’ fees, arising out of, resulting from, and/or relating to the Exchange and Cooperating Party’s performing acts requested by Electing Party to effectuate such Exchange, which indemnification shall survive the Closing.
Signatures appear on next page.

     INTENDING TO BE LEGALLY BOUND, the parties hereto have executed this Agreement as of the date and year first above written.

WITNESS:	SELLER:
ADVANCE AT MIDDLEBROOK CROSSROADS, LLC

	By:	Advance Realty Investors, LLC, its Sole Member

	By:	Advance Realty Group, LLC, its Managing Member

/s/ Andrea D. Barba		By:	/s/ Kurt R. Padavano

Name: Kurt R. Padavano
Title: Authorized Representative

WITNESS:	PURCHASER:
TERRENO REALTY LLC

	By:	Terreno Realty Corporation, a Maryland corporation, its Member

/s/ Shirley Coke		By:	/s/ Michael A. Coke

Name: Michael A. Coke
Title: President and Chief Financial Officer
Executed solely for the purpose of accepting
the Escrow on the terms and conditions set
forth in Section 12 above of the foregoing
Agreement.
First American Title Insurance Company
     By: US Title Solutions, its authorized agent

By:	/s/ James W Kudless

	Name:	James W Kudless
	Title:	VP, Business Development and Process Excellence Licensed Title Officer